EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 26, 2007

BY AND AMONG

NEW MOTION, INC.

AND

TRAFFIX, INC.

NM MERGER SUB, INC.

AGREEMENT AND PLAN OF MERGER dated as of September 26, 2007 (this “Agreement”) is by and among New Motion, Inc., a Delaware corporation (“Parent”), Traffix, Inc., a Delaware corporation (“Company”), and NM Merger Sub, a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Co.”).

WITNESSETH:

WHEREAS, each of the respective Boards of Directors of Company, Parent and Merger Co. has approved, and deemed it advisable and in the best interests of its stockholders to consummate, the business combination transaction provided for herein, including the merger (the “Merger”) of Merger Co. with and into Company in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), and upon the terms and subject to the conditions set forth herein;

WHEREAS, Company and Parent intend the Merger to qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”);

WHEREAS, Company and Parent desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, in order to induce Company to enter into this Agreement and to consummate the Merger, concurrently with the execution and delivery of this Agreement, certain stockholders of Parent are executing voting agreements in favor of Company (the “Parent Stockholder Agreements”); and

WHEREAS, in order to induce Parent to enter into this Agreement and to consummate the Merger, concurrently with the execution and delivery of this Agreement, certain stockholders of Company are executing voting agreements in favor of Parent (the “Company Stockholder Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of Merger.

Subject to the provisions of this Agreement, a certificate of merger (the “Certificate of Merger”) shall be duly prepared, executed by Company and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is agreed upon in writing by Parent and Company and provided in the Certificate of Merger (the “Effective Time”).

1.2 Closing.

The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the date (the “Closing Date”) that is the second business day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Stubbs Alderton & Markiles, 15260 Ventura Blvd., Sherman Oaks, California 91403, unless another place is agreed to in writing by the parties hereto.

1.3 Effects of the Merger.

At the Effective Time, Merger Co. shall be merged with and into Company and the separate existence of Merger Co. shall cease and Company shall continue as the surviving corporation in the Merger. The Merger will have the effects set forth in the DGCL. As used in this Agreement, “Constituent Corporations” shall mean each of Merger Co. and Company and “Surviving Corporation” shall mean Company, at and after the Effective Time, as the surviving corporation in the Merger.

1.4 Certificate of Incorporation.

At the Effective Time, the certificate of incorporation of Merger Co. as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except that Article FIRST shall be amended in its entirety to read as follows: “The name of the corporation shall be Traffix, Inc. (the “Corporation”)”.

1.5 By-Laws.

At the Effective Time, the By-laws of Merger Co. as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

1.6 Officers and Directors of Surviving Corporation; Corporate Offices.

The officers of the Company as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The directors of the Company as of the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

1.7 Certain Definitions.

As used in this Agreement:

(i) the word “Subsidiary” when used with respect to any party, means any corporation or other organization or entity, whether incorporated or unincorporated, (x) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (y) at least a majority of the securities or other interests of which, that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or entity, is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries;

(ii) a “Significant Subsidiary” means any Subsidiary of Company or Parent, as the case may be, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the “SEC”);

(iii) any reference to any event, change or effect being “material” with respect to any Person means an event, change or effect that is material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such Person and, if an entity, such entity and its Subsidiaries taken as a whole; and

(iv) the term “material adverse effect” means, with respect to any entity, (a) a material adverse effect on the financial condition, properties, assets, liabilities, businesses, or results of operations of such entity and its Subsidiaries taken as a whole, or (b) the ability of such entity and its subsidiaries to perform its obligations under, and consummate the transactions contemplated by, this Agreement; provided that, for purposes of clause (iii) above and this clause (iv), the following shall not be deemed “material” or to have a “material adverse effect”: any change or event caused by or resulting from (A) changes in prevailing economic or market conditions in the United States or any other jurisdiction in which such entity has substantial business operations or changes affecting the securities or financial markets in general (except to the extent those changes have a materially disproportionate effect on such entity and its Subsidiaries relative to the other party and its Subsidiaries), (B) changes or events, after the date hereof, affecting the industries in which they operate generally (except to the extent those changes or events have a materially disproportionate effect on such entity and its Subsidiaries relative to the other party and its Subsidiaries), (C) changes, after the date hereof, in generally accepted accounting principles or requirements applicable to such entity and its Subsidiaries (except to the extent those changes have a materially disproportionate effect on such entity and its Subsidiaries relative to the other party and its Subsidiaries), (D) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (as defined in Section 3.1(c)(iii)) (except to the extent those changes have a materially disproportionate effect on such entity and its Subsidiaries relative to the other party and its Subsidiaries), (E) the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby or the announcement thereof, or (F) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located; and provided, further, that in no event shall a change in the trading prices of a party’s capital stock, by itself, be considered material or constitute a material adverse effect.

ARTICLE II

EFFECTS OF THE MERGER

2.1 Effect on Capital Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company Common Stock:

(a) Excluded Stock. Each and all shares of common stock, par value $0.001 per share, of Company (the “Company Common Stock”) owned by Company or any Company Subsidiary (or held as treasury stock) or by Parent, Merger Co. or any Parent Subsidiary immediately before the Effective Time (collectively, the “Excluded Shares”) shall be canceled and shall cease to exist, and no shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) or other consideration shall be delivered in exchange therefor.

(b) Conversion of the Company Common Stock. Subject to Section 2.3, each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares to be canceled in accordance with Section 2.1(a)) shall be canceled and extinguished and automatically converted into the right to receive that number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (as such term is defined below) (together with any cash paid in respect of fractional shares in accordance with Section 2.3, the “Merger Consideration”). Upon such conversion, all such shares of the Company Common Stock shall no longer be outstanding and shall automatically be canceled and extinguished and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive the Merger Consideration in respect of such shares upon the surrender of the certificate representing such shares in accordance with Section 2.2 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.4).

(c) Merger Co. Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Co. outstanding immediately prior to the Effective Time shall be automatically converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Co. shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(d) Further Adjustments. If, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock or Company Common Stock outstanding shall have changed, by reason of any reclassification, subdivision, recapitalization, stock split (including reverse stock split) or stock dividend (each an “Adjustment Event”), then the Exchange Ratio and/or the amount of the Merger Consideration that would otherwise be payable in shares of Parent Common Stock or in respect of shares of Company Common Stock and other definitions and provisions of this Agreement dependent thereon, shall be equitably adjusted to give effect to such event.

(e) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Parent shall not be obligated to deliver any Merger Consideration to any stockholder of the Company with respect to any shares of Company Common Stock outstanding immediately prior to the Effective Time that are held by a stockholder who is eligible to demand and perfect dissenter’s rights of appraisal in accordance with Section 262 et seq. of the DGCL and who has not effectively withdrawn or lost such holder’s right to such appraisal. To the extent that Section 262 et seq. of the DGCL provides for dissenter’s rights for any such shares of Company Common Stock in the Merger (each, a “Dissenting Share”), such Dissenting Shares shall not be converted into the right to receive the applicable Merger Consideration as provided above, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under Section 262 et seq. of the DGCL, but the holder thereof shall only be entitled to such rights as are granted by Section 262 et seq. of the DGCL and shall not be entitled to vote or to exercise any other rights of a stockholder of the Company except as provided by Section 262 et seq. of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment therefor pursuant to Section 262 et seq. of the DGCL shall receive such payment from the Surviving Corporation in accordance with Section 262 et seq. of the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses such holder’s right to dissent, such holder’s Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the applicable Merger Consideration, if any, to which such holder is entitled, without interest or dividends thereon. The Company shall give Parent prompt written notice of any notices of intent to demand payment received by the Company, withdrawals of such demands, and any other instrument served pursuant to Section 262 et seq. of the DGCL and received by Company. Parent shall be entitled to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.

(f) Definition of Exchange Ratio and Related Terms. For the purposes of this Agreement, the following terms have the meanings ascribed to them below:

(i) “Exchange Ratio” means a number equal to the quotient of X divided by Y, where X is the number of shares constituting the Aggregate Number of Issuable Parent Shares (as such term is defined below) and Y equals the number of shares of Fully Diluted Company Capital Stock (as such term is defined below), as adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification or other like change with respect to the Parent Common Stock occurring on or after the date hereof and before the Effective Time.

(ii) “Aggregate Number of Issuable Parent Shares” means: (A) eleven million nine hundred seventeen thousand five hundred twenty (11,917,520), if the Contingent Matters (as is defined below in Section 4.2(p)) shall have been resolved in accordance with the requirements and conditions specified on Section 4.2(p) of the Company Disclosure Schedule; and (B) eleven million forty-five thousand eighty-one (11,045,081), if the Contingent Matters shall not have been resolved in accordance with the requirements and conditions specified on Section 4.2(p) of the Company Disclosure Schedule.

(iii) “Fully Diluted Company Capital Stock” means those shares of Company Common Stock (A) issued and outstanding immediately before the Effective Time, (B) issuable upon full exercise of Company Options and Company Warrants that are issued and outstanding immediately before the Effective Time, and (C) issuable upon conversion and/or exercise of all other securities convertible into, or exercisable for, Company Common Stock that are issued and outstanding immediately before the Effective Time.

2.2 Surrender and Payment.

(a) Parent shall appoint an agent (the “Exchange Agent”) reasonably acceptable to Company for the purpose of exchanging certificates which immediately prior to the Effective Time evidenced shares of Company Common Stock (the “Certificates”) for the applicable Merger Consideration pursuant to an exchange agent agreement in form and substance reasonably satisfactory to Company. At or as promptly as practicable (and, in any event, within two (2) business days) after the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, the Merger Consideration to be exchanged or paid in accordance with this Article II, and Parent shall make available from time to time after the Effective Time as necessary, cash in an amount sufficient to pay any cash payable in lieu of fractional shares pursuant to Section 2.3 and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 2.2(c). The Surviving Corporation shall send, or shall cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock immediately prior to the Effective Time whose shares were converted into the right to receive the applicable Merger Consideration pursuant to Section 2.1, promptly after the Effective Time, (i) a letter of transmittal for use in such exchange (which shall be in form and substance reasonably satisfactory to Parent and Company and shall specify that the delivery shall be effected, and risk of loss and title in respect of the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions to effect the surrender of the Certificates in exchange for the applicable Merger Consideration, cash payable in respect thereof in lieu of any fractional shares pursuant to Section 2.3 and any dividends or other distributions payable in respect thereof pursuant to Section 2.2(c).

(b) Each holder of shares of Company Common Stock that have been converted into a right to receive the applicable Merger Consideration, cash payable in respect thereof in lieu of any fractional shares pursuant to Section 2.3 and any dividends or other distributions payable in respect thereof pursuant to Section 2.2(c), upon surrender to the Exchange Agent of a Certificate or Certificates, together with a properly completed letter of transmittal covering such shares and such other documents as the Exchange Agent may reasonably require, shall be entitled to receive the applicable Merger Consideration payable in respect of such shares of Company Common Stock. The holder of such Certificate, upon its delivery thereof to the Exchange Agent, shall also receive any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) and cash payable in respect of any fractional shares pursuant to Section 2.3. Certificates surrendered shall forthwith be canceled as of the Effective Time. Until so surrendered, each such Certificate, following the Effective Time, shall represent for all purposes only the right to receive the applicable Merger Consideration, cash payable in respect thereof in lieu of any fractional shares pursuant to Section 2.3 and any dividends or other distributions payable in respect thereof pursuant to Section 2.2(c). No interest shall be paid or accrued for the benefit of holders of the Certificates on cash amounts payable upon the surrender of such Certificates pursuant to this Section 2.2.

(c) Whenever a dividend or other distribution is declared or made after the date hereof with respect to Parent Common Stock with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Stock such holder is entitled to receive until the holder of such Certificate shall surrender such Certificate in accordance with the provisions of this Section 2.2. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Common Stock.

(d) If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of Company, or if any certificate for the applicable Merger Consideration is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such exchange shall have paid to the Exchange Agent any transfer or other taxes required as a result of the issuance of a certificate for Parent Common Stock in any name other than that of the registered holder of such shares of Company Common Stock, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

(e) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, any Certificate formerly representing shares of Company Common Stock is presented to the Surviving Corporation, it shall be canceled and exchanged for the applicable Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(f) None of Parent, Merger Co., Company or any of their respective Subsidiaries or affiliates shall be liable to any holder of shares of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of shares of Company Common Stock, and from any cash dividends or other distributions that the holder is entitled to receive under Section 2.2(c), such amounts as the Exchange Agent, the Surviving Corporation or Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of United States (“U.S.”) federal, state or local tax law or any other non-U.S. tax law or any other applicable legal requirement. To the extent that amounts are so withheld by the Exchange Agent, the Surviving Corporation or Parent, such amounts withheld from the Merger Consideration and other such amounts payable under Section 2.2(c) shall be treated for all purposes of this Agreement as having been received by the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Exchange Agent, the Surviving Corporation or Parent.

(h) Any portion of the certificates evidencing the Parent Common Stock, the cash to be paid in respect of fractional shares pursuant to Section 2.3, and the cash or other property in respect of dividends or other distributions pursuant to Section 2.2(c) supplied to the Exchange Agent which remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such holder’s shares of Company Common Stock for the applicable Merger Consideration in accordance with this Section 2.2 prior to the time of demand shall thereafter look only to Parent for payment of the applicable Merger Consideration, and any cash payable in respect thereof in lieu of any fractional shares pursuant to Section 2.3 and any dividends or distributions with respect to Parent Common Stock to which they were entitled pursuant to Section 2.2(c), in each case, without interest.

2.3 Fractional Shares.

No certificates representing less than one share of Parent Common Stock shall be issued in exchange for shares of Company Common Stock upon the surrender for exchange of a Certificate. In lieu of any such fractional share, each holder of shares of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit, and bond, if required by the Exchange Agent, in the manner provided in Section 2.4) shall be paid upon such surrender (and after taking into account and aggregating shares of Company Common Stock represented by all Certificates surrendered by such holder) cash (without interest) in an amount equal to the product obtained by multiplying (a) the fractional share interest to which such holder (after taking into account and aggregating all shares of Company Common Stock represented by all Certificates surrendered by such holder) would otherwise be entitled by (b) the average closing price for a share of Parent Common Stock on its principal trading market or exchange during the ten (10) consecutive trading day period ending with (and including) the third trading day immediately preceding the Effective Time (the “Average Closing Price”).

2.4 Lost, Stolen or Destroyed Certificates.

In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable Merger Consideration, any cash payable in respect thereof in lieu of any fractional shares pursuant to Section 2.3 and any dividends or other distributions as may be required pursuant to this Article II in respect of the shares of Company Common Stock represented by such lost, stolen or destroyed Certificates; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.5 Company Options.

(a) Prior to the Effective Time, Company and its Subsidiaries shall take all actions necessary to ensure that from and after the Effective Time, options to purchase shares of the Company Common Stock (each, a “Company Option”) held by any employee, consultant, independent contractor and director which are outstanding immediately before the Effective Time shall be converted into and become options to purchase shares of Parent Common Stock (each, a “Converted Option”), in each case, on terms substantially identical to those in effect immediately prior to the Effective Time under the terms of the stock incentive plan or other related agreement or award pursuant to which such Company Option was granted. Accordingly, from and after the Effective Time, (i) each such Converted Option may be exercised solely to purchase shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock issuable upon exercise of such Converted Option shall be equal to the number of shares of the Company Common Stock that were issuable upon exercise under the corresponding Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded up to the nearest whole share, (iii) the per share exercise price under such Converted Option shall be determined by dividing the per share exercise price of the corresponding Company Option immediately prior to the Effective Time by the Exchange Ratio and rounded up to the nearest whole cent, (iv) any restriction on the exercise of any such Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each Company Option assumed by Parent in accordance with this Section 2.5 shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction after the Effective Time; provided, further, however, that the option price, number of shares purchasable pursuant to each such so Converted Option and the terms and conditions of exercise of each such so Converted Option shall be determined in order to comply with Section 409A of the Code and for any Company Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the option price, the number of shares purchasable pursuant to each such so Converted Option and the terms and conditions of exercise of each such so Converted Option shall be determined in order to comply with Section 424 of the Code.

(b) Parent shall take such actions as are necessary for the assumption of the Company Options pursuant to this Section 2.5, including the reservation, issuance and listing of Parent Common Stock as is necessary to effectuate the transactions contemplated by this Section 2.5. Parent shall prepare and file a registration statement with the SEC on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act (as defined in Section 3.1(b)(iv)), with respect to the shares of Parent Common Stock issuable with respect to the Company Options assumed by Parent in accordance with this Section 2.5 and, where applicable, shall use all commercially reasonable efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement covering such Converted Options (and to maintain the current status of the prospectus contained therein) for so long as such Converted Options remain outstanding. With respect to those individuals, if any, who, subsequent to the Effective Time, will be subject to the reporting requirements under Section 16(a) of the Exchange Act (as defined in Section 3.1(c)(iii)), where applicable, Parent shall use all commercially reasonable efforts to administer the Company Options assumed pursuant to this Section 2.5 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent such Company Options complied with such rule prior to the Merger.

2.6 Company Warrants.

Prior to the Effective Time, Company and its Subsidiaries shall take all actions necessary to ensure that from and after the Effective Time, each warrant to purchase shares of the Company Common Stock (each, a “Company Warrant”) which is outstanding immediately prior to the Effective Time, shall be converted into and become a warrant to purchase shares of Parent Common Stock (each, a “Converted Warrant”) on terms substantially identical to those in effect immediately prior to the Effective Time under the terms of the warrant or other related agreement or award pursuant to which such Company Warrant was granted; provided, however, that, subject to the terms of the Company Warrants, from and after the Effective Time, (i) each such Converted Warrant may be exercised solely to purchase shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock issuable upon exercise of such Converted Warrant shall be equal to the number of shares of the Company Common Stock that were issuable upon exercise under the corresponding Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded up to the nearest whole share and (iii) the per share exercise price under such Converted Warrant shall be determined by dividing the per share exercise price of the corresponding Company Warrant immediately prior to the Effective Time by the Exchange Ratio and rounded up to the nearest whole cent. The Converted Warrants and the Converted Options are hereinafter referred to as “Converted Equity Awards”.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Parent.

Except, with respect to any subsection of this Section 3.1, as set forth in the correspondingly identified subsection of the disclosure schedule delivered by Parent to Company concurrently herewith (the “Parent Disclosure Schedule”) (it being understood by the parties that the information disclosed in one subsection of the Parent Disclosure Schedule shall be deemed to be included in each other subsection of the Parent Disclosure Schedule in which the relevance of such information thereto would be reasonably apparent on the face thereof) or as disclosed in, and reasonably apparent on the face of the disclosure included in any report, schedule, form or other document filed with or furnished to the SEC (“Parent Filed SEC Documents”) and publicly available prior to the date of this Agreement (except in each case for the risk factors section and any forward looking statements contained in the Management’s Discussion & Analysis), provided that in no event shall any disclosure in any Parent Filed SEC Document qualify or limit the representations and warranties of the Parent set forth in Sections 3.1(b), 3.1(c), or 3.1(d), Parent represents and warrants to Company as follows:

(a) Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such other jurisdictions where the failure so to qualify and be in such standing would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent. The Certificate of Incorporation and By-laws of Parent, copies of which are attached to Section 3.1(a) of the Parent Disclosure Schedule, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(b) Capital Structure.

(i) The authorized capital stock of Parent consists of (A) 100,000,000 shares of Parent Common Stock, and (B) 1,000,000 shares of preferred stock, par value $.10 per share (the “Parent Preferred Stock”), none of which are designated. As of the close of business on September 25, 2007 (x) (1) 12,040,596 shares of Parent Common Stock were issued and outstanding, (2) 1,564,549 shares of Parent Common Stock were reserved for issuance upon the exercise of Parent Options outstanding on such date, and (3) 314,443 shares of Parent Common Stock were reserved for issuance upon the exercise of Parent Warrants outstanding on such date, and (y) no shares of Parent Preferred Stock were outstanding or reserved for issuance. All outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and, except as set forth in the DGCL, non assessable and are not subject to preemptive rights. The shares of Parent Common Stock to be issued pursuant to or as specifically contemplated by this Agreement will have been duly authorized as of the Effective Time and, if and when issued in accordance with the terms hereof or thereof, will be validly issued, fully paid and non-assessable and will not be subject to preemptive rights.

(ii) Section 3.1(b)(ii) of the Parent Disclosure Schedule sets forth a complete and accurate list as of September 25, 2007 of each Parent Option and Parent Warrant then outstanding, the name of the registered holder thereof, the number of shares of Parent Common Stock subject to such Parent Option and Parent Warrant and the exercise or purchase price (if any) and the expiration date thereof.

(iii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote (“Voting Debt”) of Parent are issued or outstanding.

(iv) Except for (A) this Agreement, (B) the outstanding Parent Options specified in paragraph (i) above, (C) the convertible securities and warrants described in paragraphs (i) and (ii) above, which represented, as of September 25, 2007, the rights to acquire up to an aggregate of 1,878,992 shares of Parent Common Stock, and (D) agreements described in Section 3.1(b)(iv) of the Parent Disclosure Schedule, (E) agreements relating to the 6,362,820 shares of Parent Common Stock covered by Parent’s Registration Statement on Form SB-2, as initially filed with the SEC on May 16, 2007, and (F) agreements entered into and securities and other instruments issued after the date of this Agreement as permitted by Section 4.1, there are no options, warrants, calls, rights, commitments or agreements of any character to which Parent or any Subsidiary of Parent is a party or by which it or any such Subsidiary is bound obligating Parent or any Subsidiary of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights or ownership interests of Parent or of any Subsidiary of Parent or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Parent or any of its Subsidiaries (x) to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or ownership interests of Parent or any of its Subsidiaries, or (y) pursuant to which Parent or any of its Subsidiaries is or could be required to register shares of Parent Common Stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”), except any such contractual obligations entered into after the date hereof as permitted by Section 4.1 or as listed in Section 3.1(b)(iv) of the Parent Disclosure Schedule.

(v) Since September 25, 2007, except as permitted by Section 4.1 and except as set forth in Section 3.1(b)(v) of the Parent Disclosure Schedule, Parent has not (A) issued or permitted to be issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of Parent or any of its Subsidiaries, other than pursuant to and as required by the terms of Parent Options granted prior to the date hereof (or awards granted after the date hereof in compliance with Sections 4.1(c) and 4.1(k)); (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Parent Subsidiaries, any shares of capital stock of Parent or any of its Subsidiaries; or (C) declared, set aside, made or paid to the stockholders of Parent dividends or other distributions on the outstanding shares of capital stock of Parent.

(c) Authority.

(i) Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Company Vote (as defined in Section 3.2(m)) and the approval of the issuance of shares of Parent Common Stock (including, without limitation, the issuance of shares of Parent Common Stock underlying options to be issued in exchange for Company Options) in the Merger (the “Parent Share Issuance”) by the Required Parent Vote (as defined in Section 3.1(m)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, except for the Parent Votes. This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery by Company, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation, modification or acceleration, loss or creation, a “Violation”) pursuant to, any provision of the Certificate of Incorporation or By-laws of Parent or any Subsidiary of Parent, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Parent Benefit Plan (as defined in Section 3.1(i)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any Subsidiary of Parent or their respective properties or assets, which Violation, in the case of clause (B), individually or in the aggregate, would reasonably be expected to (x) have a material adverse effect on Parent or (y) prevent, delay or impede Parent’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required by or with respect to Parent or any Subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, the failure to make or obtain which, individually or in the aggregate, would reasonably be expected to (x) have a material adverse effect on Parent or (y) prevent, delay or impede Parent’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, except for (A) the filing with the SEC of the Joint Proxy Statement/Prospectus and the Form S-4 and such other reports under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (B) such filings and approvals as are required to be made or obtained under the securities or blue sky laws of various states in connection with the transactions contemplated by this Agreement, (C) the filing of any amendment of Parent’s certificate of incorporation to make the changes reflected on Section 3.1(c) of the Parent Disclosure Schedule (the “Parent Charter Amendment”) and Certificate of Merger with the Secretary of State of the State of Delaware, (D) the approval of the listing of the Parent Common Stock to be issued in the Merger on The Nasdaq Stock Market, Inc. (“NASDAQ”) as may be required, and (E) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if applicable.

(d) SEC Documents; Undisclosed Liabilities.

(i) Parent has filed, or furnished, as applicable, all required reports, schedules, registration statements and other documents with the SEC since February 12, 2007 (the “Parent SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and, (except, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. Except for any comments issued on the Parent’s Registration Statement on Form SB-2 filed with the SEC on May 16, 2007, there are no outstanding comments from the Staff of the SEC with respect to any of the Parent SEC Documents.

(ii) Except for (A) those liabilities that are fully reflected or reserved for in the consolidated balance sheet of Parent as of June 30, 2007 included in the financial statements of Parent included in its Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2007, as filed with the SEC prior to the date of this Agreement (the “Parent Financial Statements”), (B) liabilities incurred since June 30, 2007 in the ordinary course of business consistent with past practice, (C) liabilities which were not required to be set forth in the last consolidated balance sheet of Parent included in the Parent Financial Statements, (D) liabilities incurred pursuant to the transactions contemplated by this Agreement, (E) liabilities or obligations discharged or paid in full prior to the date of this Agreement in the ordinary course of business consistent with past practice, and (F) potential liabilities disclosed on Schedule 3.1(d)(ii) of the Parent Disclosure Schedule, Parent and its Subsidiaries do not have, and since December 31, 2006, Parent and its Subsidiaries have not incurred (except as permitted by Section 4.1), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, matured, determined, contingent or otherwise and whether or not required to be reflected in Parent’s financial statements in accordance with generally accepted accounting principles).

(e) Compliance with Applicable Laws and Reporting Requirements.

(i) Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Parent and its Subsidiaries, taken as a whole (the “Parent Permits”) and Parent and its Subsidiaries are and have been in compliance with the terms of the Parent Permits and all applicable laws and regulations and their own privacy policies, except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Parent.

(ii) The businesses of Parent and its Subsidiaries are not being and have not been conducted in violation of any material law, ordinance or regulation of any Governmental Entity (including the Sarbanes-Oxley Act of 2002).

(iii) Parent and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Parent (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

(iv) There are no outstanding loans or other extensions of credit made by Parent or any Parent Subsidiary to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not, since the enactment of the Sarbanes-Oxley Act of 2002, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act of 2002.

(f) Legal Proceedings. There is no claim, suit, action, litigation, arbitration, investigation or other demand or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Parent, threatened, against or affecting Parent or any Subsidiary of Parent as to which there is a reasonable possibility of an adverse outcome which would, individually or in the aggregate, have a material adverse effect on Parent, nor, except as disclosed in Section 3.1(f) of the Parent Disclosure Schedule, is there any judgment, decree, injunction, rule, award, settlement, stipulation or order of or subject to any Governmental Entity or arbitrator outstanding against Parent or any Subsidiary of Parent. To the knowledge of Parent, no investigation by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened.

(g) Taxes. Parent and each of its Subsidiaries have filed all material tax returns required to be filed by any of them when due in accordance with all applicable laws (and each such tax return is, or shall be at the time of filing, true and complete in all material respects) and have paid (or Parent has paid on their behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the Parent SEC Documents reflect an adequate reserve, in accordance with generally accepted accounting principles, for all taxes payable by Parent and its Subsidiaries accrued through the date of such financial statements. No material deficiencies or other claims for any taxes have been proposed, asserted or assessed against Parent or any of its Subsidiaries that are not adequately reserved for. There is no claim, audit or suit now pending or, to the knowledge of Parent, threatened against or with respect to Parent or its Subsidiaries in respect of any federal or state income tax; additionally, no claim or suit regarding an amount of tax is now pending in connection with (x) any other tax return or (y) circumstances where no tax return has been filed. For the purpose of this Agreement, the term “tax” (including, with correlative meaning, the terms “taxes” and “taxable”) shall mean (i) all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or (ii). Neither Parent nor any of its Subsidiaries or affiliates has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(h) Certain Agreements. Except as disclosed in or filed as exhibits to the Parent’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 or Parent SEC Documents filed subsequent to such Annual Report on Form 10-KSB and prior to the date of this Agreement and except for this Agreement and as set forth on Section 3.1(h) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the service of any directors, officers, employees, involving the payment of $50,000 or more in any 12 month period, (ii) with respect to the service of any independent contractors or consultants that are natural persons involving the payment of $50,000 or more in any 12 month period, entered into other than in the ordinary course of business, (iii) which is a “material contract” (as such term is defined below), (iv) which limits the ability of Parent or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business and, in each case, which limitation or requirement would reasonably be expected to be material to Parent and its Subsidiaries taken as a whole, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) which is a contract, arrangement or understanding entered into other than in the ordinary course of business, with a content provider involving the payment of $50,000 or more in any 12 month period or (vi) which would prevent, delay or impede the consummation, or otherwise reduce the contemplated benefits, of any of the transactions contemplated by this Agreement. Parent has previously made available to Company or its representatives complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.1(h) (collectively referred to herein as “Parent Contracts”). All of the Parent Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms. Neither Parent nor any of its Subsidiaries has, or is alleged to have, and to the knowledge of Parent, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Parent Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to deprive Parent and its Subsidiaries in any material respect of the benefits of such Parent Contracts subject to such violations and defaults. For purposes of this Section 3.1(h) the term “material contracts” shall mean any Parent Contract involving a value in excess of $50,000 other than any contract, arrangement, commitment or understanding (i) with respect to the service of any independent contractors or consultants that are natural persons entered into in the ordinary course of business and (ii) with a content provider entered into in the ordinary course of business.

(i) Benefit Plans.

(i) Section 3.1(i) of the Parent Disclosure Schedule sets forth a true and complete list of each material Parent Benefit Plan. A “Benefit Plan” is an employee benefit plan including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any multiemployer plan within the meaning of ERISA Section 3(37)) and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive or deferred compensation plan, agreement, program, policy or other arrangement, whether or not subject to ERISA. A “Parent Benefit Plan” is any Benefit Plan (x) maintained, entered into or contributed to by Parent or any of its Subsidiaries under which any present or former employee, director, independent contractor or consultant of Parent or any of its Subsidiaries has any present or future right to benefits or (y) under which Parent or any of its Subsidiaries could reasonably be expected to have any present or future liability. No Parent Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Parent Benefit Plan is a multiemployer plan, as defined in Section 3(37) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(ii) With respect to each material Parent Benefit Plan, Parent has made available to Company a current, accurate and complete copy thereof, and, to the extent applicable: (A) any related trust agreement or other funding instrument; (B) the most recent determination letter, if applicable; (C) any summary plan description and summaries of material modifications; and (D) the most recent year’s Form 5500 and attached schedules and audited financial statements. Except as would not reasonably be expected to have a material adverse effect on Parent, each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and the plan as currently in effect has received a favorable determination letter to that effect from the Internal Revenue Service and Parent is not aware of any reason why any such determination letter should be revoked or not be reissued. Each Parent Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Parent Benefit Plan with such exceptions as would not be reasonable expected to have a material adverse effect on Parent. No events have occurred with respect to any Parent Benefit Plan that could result in payment or assessment by or against Parent or any Parent ERISA Affiliate (as defined in paragraph (v) below) of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code with such exceptions as would not be reasonably expected to have a material adverse effect on Parent.

(iii) With respect to the Parent Benefit Plans, individually and in the aggregate, no event has occurred and there exists no condition or set of circumstances in connection with which Parent or any of its Subsidiaries could be subject to any liability that would reasonably be expected to have a material adverse effect on Parent under ERISA, the Code or any other applicable law.

(iv) There is no contract, plan or arrangement (whether or not written) covering any employee or former employee of Parent or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code, as a result of the transactions contemplated hereby alone or together with any other event.

(v) Except as would not reasonably be expected to have a material adverse effect on Parent or any of its Subsidiaries, (A) no liability under Title IV or section 302 of ERISA has been incurred by Parent, or by any trade or business, whether or not incorporated, that together with Parent would be deemed a “single employer” within the meaning of section 4001(b) of ERISA (an “Parent ERISA Affiliate”), that has not been satisfied in full, and (B) no condition exists that presents a risk to Parent or any Parent ERISA Affiliate of incurring any such liability.

(vi) There is no current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of Parent or its Subsidiaries, except as required to avoid excise tax under Section 4980B of the Code.

(vii) All contributions and payments due under each Parent Benefit Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Effective Time, will be discharged and paid on or prior to the Effective Time except to the extent accrued as a liability in accordance with ordinary Parent practice.

(j) Subsidiaries. Section 3.1(j) of the Parent Disclosure Schedule lists all the Subsidiaries of Parent which are Significant Subsidiaries. Each Subsidiary of Parent is a corporation or other entity duly organized, validly existing and, in the case of corporations, in good standing under the laws of its jurisdiction of formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent. All of the shares of capital stock and all ownership interests and voting securities of each of the Subsidiaries are owned by Parent or by another Parent Subsidiary free and clear of any material claim, lien or encumbrance, except for Parent Permitted Liens (as defined in Section 3.1(n) hereof), and are fully paid and nonassessable.

(k) Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement (or, in the case of actions taken after the date hereof, except as permitted by Section 4.1), since December 31, 2006, (i) Parent and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and (ii) there has not been any change, circumstance or event (including any event involving a prospective change) which, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on Parent.

(l) Board Approval. The Board of Directors of Parent by resolutions duly adopted at a meeting duly called and held (the “Parent Board Approval”), has (i) determined that this Agreement and the Merger are advisable and in the best interests of Parent and its stockholders and the issuance of Parent Common Stock in the Merger and the Parent Charter Amendment to be advisable, (ii) adopted a resolution approving this Agreement, (iii) recommended that the stockholders of Parent approve the issuance of Parent Common Stock in the Merger and the Parent Charter Amendment (the “Parent Recommendation”) and (iv) directed that such matters be submitted for consideration by Parent stockholders at the Parent Stockholders Meeting (as defined in Section 5.1(c)). Except for Section 203 of the DGCL (which has been rendered inapplicable to this Agreement and the Merger), no “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

(m) Vote Required; Additional Vote. Other than the affirmative vote or consent to approve the Parent Share Issuance (the “Required Parent Vote”), no vote or consent of the holders of any class or series of capital stock of Parent is required to approve this Agreement or the transactions contemplated hereby (including the Merger). For the purposes of this Agreement, “Parent Votes” means the Required Parent Vote and the affirmative vote of a majority of the outstanding shares of Parent Common Stock to approve the Parent Charter Amendment.

(n) Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent, and except as set forth in Section 3.1(n) of the Parent Disclosure Schedule, Parent or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the Parent Financial Statements as being owned by Parent or one of its Subsidiaries or acquired after the date thereof which are material to Parent’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (A) statutory liens securing payments not yet due or liens which are being properly contested by Parent or one of its Subsidiaries in good faith and by proper legal proceedings and for which adequate reserves related thereto are maintained on the Parent Financial Statements, (B) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (C) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected in the Parent Financial Statements (except such liens which have been satisfied or otherwise discharged in the ordinary course of business since the date of the Parent SEC Documents), and (D) rights granted to any non-exclusive licensee of any Parent Intellectual Property in the ordinary course of business consistent with past practices (such liens, imperfections and irregularities in clauses (A), (B), (C), and (D) “Parent Permitted Liens”), and (ii) is the lessee of all leasehold estates reflected in the Parent Financial Statements or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Parent’s knowledge, the lessor.

(o) Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent, (i) Parent or its Subsidiaries own, free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever other than Parent Permitted Liens, or have a valid license or right to use all Intellectual Property used in their business as currently conducted (the “Parent Intellectual Property”), (ii) to the knowledge of Parent, Parent and its Subsidiaries do not infringe, misappropriate, dilute, or otherwise violate (“Infringe”) the Intellectual Property rights of any third party and the Parent Intellectual Property is not being Infringed by any third party, (iii) none of the material Parent Intellectual Property has expired or been abandoned and, to the knowledge of Parent, all such material Parent Intellectual Property is valid and enforceable and (iv) Parent and its Subsidiaries have taken all reasonable actions to protect and maintain the confidentiality of any trade secrets and other confidential information included in the material Parent Intellectual Property. “Intellectual Property” means all intellectual property, including, without limitation, all United States and foreign (u) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (v) proprietary inventions, discoveries, technology and know-how, (w) copyrights and copyrightable works, including proprietary rights in software programs, (x) trademarks, service marks, domain names, trade dress, trade names, corporate names, brand names, slogans, logos and other source indicators, and the goodwill of any business symbolized thereby, (y) rights of publicity, and (z) trade secrets, and confidential or proprietary business information.

(p) Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent, (i) Parent and its Subsidiaries hold, and are currently, and at all prior times have been, in continuous compliance with all permits, licenses, registrations and other governmental authorizations required under all applicable foreign, federal, state and local statutes, rules, regulations, ordinances, orders or decrees relating to contamination, pollution or protection of human health, natural resources or the environment (“Environmental Laws”) for Parent to conduct its operations (“Environmental Permits”), and are currently, and at all prior times have been, otherwise in continuous compliance with all applicable Environmental Laws and, to the knowledge of Parent, there is no condition that would reasonably be expected to prevent or interfere with compliance with all applicable Environmental Laws and all applicable Environmental Permits in the future, (ii) Parent and its Subsidiaries have not received any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging any violation of, or any actual or potential liability under, any Environmental Laws (an “Environmental Claim”), and Parent has no knowledge of any pending or threatened Environmental Claim, (iii) no hazardous, dangerous or toxic substance, including without limitation, petroleum (including without limitation crude oil or any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, radon, fungus, mold, urea-formaldehyde insulation or any other material that is regulated pursuant to any Environmental Laws or that could result in liability under any Environmental Laws has been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by Parent or its Subsidiaries, in violation of, or in a manner or to a location that could give rise to liability to Parent or its Subsidiaries under Environmental Laws, and (iv) Parent and its Subsidiaries have not assumed, contractually or by operation of law, any liabilities or obligations under or relating to any Environmental Laws.

(q) Labor and Employment Matters. (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, (ii) no union or labor organization represents, or claims to represent, any group of employees with respect to their employment by Parent or any of Subsidiaries and no union organizing campaign with respect to the employees of Parent or its Subsidiaries is threatened or underway, (iii) there is no unfair labor practice charge or complaint against Parent or its Subsidiaries pending or, to the knowledge of Parent, threatened before the National Labor Relations Board or any similar state or foreign agency, (iv) there is no grievance pending relating to any collective bargaining agreement or other grievance procedure, (v) no charges with respect to or relating to Parent or its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices, (vi) neither Parent nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization and (vii) to the Parent’s knowledge, no current or former employee of Parent or its Subsidiaries is in violation of any term of any restrictive covenant, common law nondisclosure obligation, fiduciary duty, or other obligation to Parent or to a former employer of any such employee relating (A) to the right of any such employee to be employed by Parent or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(r) Insurance. All material insurance policies of Parent and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of Parent reasonably has determined to be prudent in accordance with industry practices or as is required by law. Neither Parent nor any of its Subsidiaries is in breach or default, and neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, of any of such material insurance policies.

(s) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person retained or engaged by, or representing, Parent, its affiliates or its Subsidiaries except Jefferies & Company, Inc. (“Jefferies”) and Europlay Capital Advisors, LLC (“ECA”), is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement. Parent has disclosed to Company all material terms of the engagement of both Jefferies and ECA.

(t) Opinion of Parent Financial Advisor. Parent has received the opinion of Jefferies Broadview, a division of Jefferies & Company, Inc., dated September 25, 2007, to the effect that the Merger Consideration is fair, from a financial point of view, to Parent.

3.2 Representations and Warranties of Company.

Except with respect to any subsection of this Section 3.2, as set forth in the correspondingly identified subsection of the disclosure schedule delivered by Company to Parent concurrently herewith (the “Company Disclosure Schedule”) (it being understood by the parties that the information disclosed in one subsection of the Company Disclosure Schedule shall be deemed to be included in each other subsection of the Company Disclosure Schedule in which the relevance of such information thereto would be reasonably apparent on the face thereof) or as disclosed in, and reasonably apparent on the face of the disclosure included in any report, schedule, form or other document filed with or furnished to the SEC (“Company Filed SEC Documents”) and publicly available prior to the date of this Agreement (except in each case for the risk factors section and any forward looking statements contained in the Management’s Discussion & Analysis), provided that in no event shall any disclosure in any Company Filed SEC Document qualify or limit the representations and warranties of the Company set forth in Sections 3.2(b), 3.2(c) or 3.2(d), Company represents and warrants to Parent as follows:

(a) Organization, Standing and Power. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such other jurisdictions where the failure so to qualify and be in such standing would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on Company. The Certificate of Incorporation and By-laws of Company, copies of which are attached to Section 3.2(a) of the Company Disclosure Schedule, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(b) Capital Structure.

(i) The authorized capital stock of Company consists of 50,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $.001 per share (the “Company Preferred Stock”). As of the close of business on September 24 2007, (A)(1) 15,153,410 shares of Company Common Stock were issued and outstanding (including shares held in treasury), (2) 2,295,375 shares of Company Common Stock were reserved for issuance upon the exercise or payment of stock options outstanding on such date, with a weighted average exercise price of $5.66 per share, and no shares of Company Common Stock were reserved for issuance upon the exercise or payment of stock units or other equity-based incentive awards granted pursuant to any plans, agreements or arrangements of Company and outstanding on such date (collectively, the “Company Stock Awards”), (3) no shares of Company Common Stock were reserved for issuance upon the conversion of any convertible notes, (4) no shares of Company Common Stock were reserved for issuance upon exercise of the Company Warrants and (5) no shares of Company Common Stock were held by Company in its treasury or by its Subsidiaries; and (B) no shares of Company Preferred Stock were outstanding or reserved for issuance. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights.

(ii) Section 3.2(b)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list as of September 24, 2007 of each Company Option then outstanding, the name of the holder thereof, the number of shares of Company Common Stock subject to such Company Option and the exercise or purchase price (if any) and the expiration date thereof. As of September 24, 2007, Company had no Company Warrants then outstanding.

(iii) No Voting Debt of Company is issued or outstanding.

(iv) Except for (A) this Agreement, (B) outstanding Company Stock Awards described in paragraph (i) above, and (C) agreements entered into and securities and other instruments issued after the date of this Agreement as permitted by Section 4.2, there are no options, warrants, calls, rights, commitments or agreements of any character to which Company or any Subsidiary of Company is a party or by which it or any such Subsidiary is bound obligating Company or any Subsidiary of Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights or ownership interests of Company or of any Subsidiary of Company or obligating Company or any Subsidiary of Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Company or any of its Subsidiaries (x) to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or ownership interest of Company or any of its Subsidiaries or (y) pursuant to which Company or any of its Subsidiaries is or could be required to register shares of Company Common Stock or other securities under the Securities Act, except any such contractual obligations entered into after the date hereof as permitted by Section 4.2 or as listed in Section 3.2(b)(iv) of the Company Disclosure Schedule.

(v) Since September 24, 2007, except as permitted by Section 4.2, Company has not (A) issued or permitted to be issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock, of Company or any of its Subsidiaries, other than pursuant to and as required by the terms of Company Stock Awards granted prior to the date hereof (or awards granted after the date hereof in compliance with Sections 4.2(c) and 4.2(k)); (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Company Subsidiaries, any shares of capital stock of Company or any of its Subsidiaries; or (C) declared, set aside, made or paid to the stockholders of Company dividends or other distributions on the outstanding shares of capital stock of Company.

(c) Authority.

(i) Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Company Vote (as defined in Section 3.1(m). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject in the case of the consummation of the Merger to the Required Company Vote. This Agreement has been duly executed and delivered by Company and, assuming due authorization, execution and delivery by Parent and Merger Co., constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) result in any Violation pursuant to any provision of the Certificate of Incorporation or By-laws of Company or any Subsidiary of Company, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Company Benefit Plan (as defined in Section 3.2(i)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any Subsidiary of Company or their respective properties or assets which Violation, in the case of clause (B), individually or in the aggregate, would reasonably be expected to (x) have a material adverse effect on Company or (y) prevent, delay or impede Company’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Company or any Subsidiary of Company in connection with the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated hereby, the failure to make or obtain which, individually or in the aggregate, would reasonably be expected to (x) have a material adverse effect on Company or (y) prevent, delay or impede Company’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, except for (A) the filing with the SEC of the Joint Proxy Statement/Prospectus and the Form S-4 and such other reports under the Securities Act and the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (B) such filings and approvals as are required to be made or obtained under the securities or blue sky laws of various states in connection with the transactions contemplated by this Agreement, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (D) such filings with and approvals of NASDAQ as may be required, and (E) notices or filings under the HSR Act, if applicable.

(d) SEC Documents; Undisclosed Liabilities.

(i) Company has filed all required reports, schedules, registration statements and other documents with the SEC since November 30, 2004 (the “Company SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Company SEC Documents complied in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Company included in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and, (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Company and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. There are no outstanding comments from the Staff of the SEC with respect to any of the Company SEC Documents.

(ii) Except for (A) those liabilities that are fully reflected or reserved for in the consolidated balance sheet of Company as of May 31, 2007 included in the financial statements of Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2007, as filed with the SEC prior to the date of this Agreement (the “Company Financial Statements”), (B) liabilities incurred since May 31, 2007 in the ordinary course of business consistent with past practice, (C) liabilities which were not required to be set forth in a consolidated balance sheet of Company, (D) liabilities incurred pursuant to the transactions contemplated by this Agreement, (E) liabilities or obligations discharged or paid in full prior to the date of this Agreement in the ordinary course of business consistent with past practice, and (F) potential liabilities disclosed on Schedule 3.2(d)(ii) of the Company Disclosure Schedule, Company and its Subsidiaries do not have, and since November 30, 2006, Company and its Subsidiaries have not incurred (except as permitted by Section 4.2), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Company’s financial statements in accordance with generally accepted accounting principles).

(e) Compliance with Applicable Laws and Reporting Requirements.

(i) Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Company and its Subsidiaries, taken as a whole (the “Company Permits”), and Company and its Subsidiaries are and have been in compliance with the terms of the Company Permits and all applicable laws and regulations and their own privacy policies, except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Company.

(ii) The businesses of Company and its Subsidiaries are not being and have not been conducted in violation of any material law, ordinance or regulation of any Governmental Entity (including the Sarbanes-Oxley Act of 2002).

(iii) Company and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Company (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to Company’s auditors and the audit committee of Company’s Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting.

(iv) There are no outstanding loans or other extensions of credit made by Company or any Company Subsidiary to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Company. Company has not, since the enactment of the Sarbanes-Oxley Act of 2002, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act of 2002.

(f) Legal Proceedings. Except as set forth in Section 3.2(f) of the Company Disclosure Schedule, there is no claim, suit, action, litigation, arbitration, investigation or other demand or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Company, threatened, against or affecting Company or any Subsidiary of Company as to which there is a reasonable possibility of an adverse outcome which would, individually or in the aggregate, have a material adverse effect on Company, nor is there any judgment, decree, injunction, rule, award, settlement, stipulation or order of or subject to any Governmental Entity or arbitrator outstanding against Company or any Subsidiary of Company. To the knowledge of Company, no investigation by any Governmental Entity with respect to Company or any of its Subsidiaries is pending or threatened.

(g) Taxes. Company and each of its Subsidiaries have filed all material tax returns required to be filed by any of them when due in accordance with all applicable laws (and each such tax return is, or shall be at the time of filing, true and complete in all material respects) and have paid (or Company has paid on their behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the Company SEC Documents reflect an adequate reserve, in accordance with generally accepted accounting principles, for all taxes payable by Company and its Subsidiaries accrued through the date of such financial statements. No material deficiencies or other claims for any taxes have been proposed, asserted or assessed against Company or any of its Subsidiaries that are not adequately reserved for. There is no claim, audit or suit now pending or, to the knowledge of Company, threatened against or with respect to Company or its Subsidiaries in respect of any federal or state income tax; additionally, no claim or suit regarding an amount of tax is now pending in connection with (x) any other tax return or (y) circumstances where no tax return has been filed. Neither Company nor any of its Subsidiaries or affiliates has taken or agreed to take any action or knows of any fact, agreement or plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(h) Certain Agreements. Except as disclosed in or filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2006 or Company SEC Documents filed subsequent to such Annual Report on Form 10-K and prior to the date of this Agreement and except for this Agreement and as set forth on Section 3.2 (h) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the service of any directors, officers, employees, involving the payment of $50,000 or more in any 12 month period, (ii) with respect to the service of any independent contractors or consultants that are natural persons involving the payment of $50,000 or more in any 12 month period, entered into other than in the ordinary course of business, (iii) which is a “material contract” (as such term is defined below), (iv) which limits the ability of Company or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business and, in each case, which limitation or requirement would reasonably be expected to be material to Company and its Subsidiaries taken as a whole, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) which is a contract, arrangement or understanding entered into other than in the ordinary course of business, with a content provider involving the payment of $50,000 or more in any 12 month period or (vi) which would prevent, delay or impede the consummation, or otherwise reduce the contemplated benefits, of any of the transactions contemplated by this Agreement. Company has previously made available to Parent or its representatives complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.2(h) (collectively referred to herein as “Company Contracts”). All of the Company Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms. Neither Company nor any of its Subsidiaries has, or is alleged to have, and to the knowledge of Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to deprive Company and its Subsidiaries in any material respect of the benefits of such Company Contracts subject to such violations and defaults. For purposes of this Section 3.2(h), the term “material contracts” shall mean any Company Contract involving a value in excess of $50,000 other than any contract, arrangement, commitment or understanding (i) with respect to the service of any independent contractors or consultants that are natural persons entered into in the ordinary course of business and (ii) with a content provider entered into in the ordinary course of business.

(i) Benefit Plans.

(i) Section 3.2(i) of the Company Disclosure Schedule sets forth a true and complete list of each material Company Benefit Plan. A “Company Benefit Plan” is a Benefit Plan (x) maintained, entered into or contributed to by Company or any of its Subsidiaries under which any present or former employee, director, independent contractor or consultant of Company or any of its Subsidiaries has any present or future right to benefits or (y) under which Company or any of its Subsidiaries could reasonably be expected to have any present or future liability. No Company Benefit Plan is subject to Section 302 or Title IV of ERISA of section 412 of the Code. No Company Benefit Plan is a multiemployer plan, as defined in Section 3(37) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(ii) With respect to each material Company Benefit Plan, Company has made available to Parent a current, accurate and complete copy thereof, and, to the extent applicable: (A) any related trust agreement or other funding instrument; (B) the most recent determination letter, if applicable; (C) any summary plan description and summaries of material modifications; and (D) the most recent year’s Form 5500 and attached schedules and audited financial statements. Except as would not reasonably be expected to have a material adverse effect on Company, each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and the plan as currently in effect has received a favorable determination letter to that effect from the Internal Revenue Service and Company is not aware of any reason why any such determination letter should be revoked or not be reissued. Each Company Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Benefit Plan with such exceptions as would not be reasonable expected to have a material adverse effect on Company. No events have occurred with respect to any Company Benefit Plan that could result in payment or assessment by or against Company or any Company ERISA Affiliate (as defined in paragraph (v) below) of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code with such exceptions as would not be reasonably expected to have a material adverse effect on Company.

(iii) With respect to the Company Benefit Plans, individually and in the aggregate, no event has occurred and there exists no condition or set of circumstances in connection with which Company or any of its Subsidiaries could be subject to any liability that would reasonably be expected to have a material adverse effect on Company under ERISA, the Code or any other applicable law.

(iv) There is no contract, plan or arrangement (whether or not written) covering any employee or former employee of Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code, as a result of the transactions contemplated hereby alone or together with any other event.

(v) Except as would not reasonably be expected to have a material adverse effect on Company or any of its Subsidiaries, (A) no liability under Title IV or section 302 of ERISA has been incurred by Company, or by any trade or business, whether or not incorporated, that together with Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA (a “Company ERISA Affiliate”), that has not been satisfied in full, and (B) no condition exists that presents a risk to Company or any Company ERISA Affiliate of incurring any such liability.

(vi) There is no current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of Company or its Subsidiaries, except as required to avoid excise tax under Section 4980B of the Code.

(vii) All contributions and payments due under each Company Benefit Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Effective Time, will be discharged and paid on or prior to the Effective Time except to the extent accrued as a liability in accordance with ordinary Company practice.

(j) Subsidiaries. Section 3.2(j) of the Company Disclosure Schedule lists all the Subsidiaries of Company which are Significant Subsidiaries. Each Subsidiary of Company is a corporation or other entity duly organized, validly existing and, in the case of corporations, in good standing under the laws of its jurisdiction of formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on Company. All of the shares of capital stock and all ownership interests and voting securities of each of the Company Subsidiaries are owned by Company or by another Company Subsidiary free and clear of any material claim, lien or encumbrance, except for Company Permitted Liens, and are fully paid and nonassessable.

(k) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement (or, in the case of actions taken after the date hereof, except as permitted by Section 4.2), since November 30, 2006, (i) Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and (ii) there has not been any change, circumstance or event (including any event involving a prospective change) which, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on Company.

(l) Board Approval. The Board of Directors of Company, by resolutions duly adopted at a meeting duly called and held (the “Company Board Approval”), has (i) determined that this Agreement and the Merger are advisable and in the best interests of Company and its stockholders, (ii) adopted a resolution approving this Agreement and declaring its advisability pursuant to Section 251(b) of the DGCL, (iii) recommended that the stockholders of Company adopt this Agreement (the “Company Recommendation”) and (iv) directed that such matter be submitted for consideration by Company stockholders at the Company Stockholders Meeting (as defined in Section 5.1(b)). Except for Section 203 of the DGCL (which has been rendered inapplicable to this Agreement and the Merger), no “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation is applicable to this Agreement, the Merger, or the other transactions contemplated hereby.

(m) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to adopt this Agreement (the “Required Company Vote”) is the only vote of the holders of any class or series of Company capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

(n) Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Company, Company or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the Company Financial Statements as being owned by Company or one of its Subsidiaries or acquired after the date thereof which are material to Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (A) statutory liens securing payments not yet due or liens which are being properly contested by Company or one of its Subsidiaries in good faith and by proper legal proceedings and for which adequate reserves related thereto are maintained on the Company Financial Statements, (B) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (C) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the Company Financial Statements (except such liens which have been satisfied or otherwise discharged in the ordinary course of business since the date of the Company SEC Documents), and (D) rights granted to any non-exclusive licensee of any Company Intellectual Property in the ordinary course of business consistent with past practices (such liens, imperfections and irregularities in clauses (A), (B), (C) and (D), “Company Permitted Liens”), and (ii) is the lessee of all leasehold estates reflected in the Company Financial Statements or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Company’s knowledge, the lessor.

(o) Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect, (i) Company or its Subsidiaries own, free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever other than Company Permitted Liens, or have a valid license or right to use all Intellectual Property used in their business as currently conducted (the “Company Intellectual Property”), (ii) to the knowledge of Company, Company and its Subsidiaries do not Infringe the Intellectual Property rights of any third party and the Company Intellectual Property is not being Infringed by any third party, (iii) none of the material Company Intellectual Property has expired or been abandoned and to the knowledge of Company, all such material Company Intellectual Property is valid and enforceable and (iv) Company and its Subsidiaries have taken all reasonable actions to protect and maintain the confidentiality of any trade secrets and other confidential information included in the material Company Intellectual Property.

(p) Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Company, (i) Company and its Subsidiaries hold, and are currently, and at all prior times have been, in continuous compliance with all Environmental Permits, and are currently, and at all prior times have been, otherwise in continuous compliance with all applicable Environmental Laws and, to the knowledge of Company, there is no condition that would reasonably be expected to prevent or interfere with compliance with all applicable Environmental Laws and all applicable Environmental Permits in the future, (ii) Company and its Subsidiaries have not received any Environmental Claim, and Company has no knowledge of any pending or threatened Environmental Claim, (iii) no hazardous, dangerous or toxic substance, including without limitation, petroleum (including without limitation crude oil or any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, radon, fungus, mold, urea-formaldehyde insulation or any other material that is regulated pursuant to any Environmental Laws or that could result in liability under any Environmental Laws has been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by Company or its Subsidiaries, in violation of, or in a manner or to a location that could give rise to liability to Company or its Subsidiaries under Environmental Laws, and (iv) Company and its Subsidiaries have not assumed, contractually or by operation of law, any liabilities or obligations under or relating to any Environmental Laws.

(q) Labor and Employment Matters. (i) There is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries, (ii) no union or labor organization represents, or claims to represent, any group of employees with respect to their employment by Company or any of its Subsidiaries and no union organizing campaign with respect to the employees of Company or its Subsidiaries is threatened or underway, (iii) there is no unfair labor practice charge or complaint against Company or its Subsidiaries pending or, to the knowledge of Company, threatened before the National Labor Relations Board or any similar state or foreign agency, (iv) there is no grievance pending relating to any collective bargaining agreement or other grievance procedure, (v) no charges with respect to or relating to Company or its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices, (vi) neither Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization and (vii) to Company’s knowledge, no current or former employee of Company or its Subsidiaries is in violation of any term of any restrictive covenant, common law nondisclosure obligation, fiduciary duty, or other obligation to Company or to a former employer of any such employee relating (A) to the right of any such employee to be employed by Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(r) Insurance. All material insurance policies of Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of Company reasonably has determined to be prudent in accordance with industry practices or as is required by law. Neither Company nor any of its Subsidiaries is in material breach or default, and neither Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, of any of such material insurance policies.

(s) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person retained or engaged by, or representing, Company, its affiliates or its Subsidiaries except Stephens Inc. (“Stephens”)] is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement. Company has disclosed to Parent all material terms of the engagement of Stephens.

(t) Opinion of Company Financial Advisor. Company has received the opinion of Stephens, dated September 25, 2007, to the effect that the Exchange Ratio is fair, from a financial point of view, to Company and the holders of Company Common Stock.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1 Covenants of Parent.

During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement or to the extent that Company shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed:

(a) Ordinary Course. Parent and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Parent shall not, nor shall it permit any of its Subsidiaries to, (i) except as disclosed in Section 4.1(a) of the Parent Disclosure Schedule, enter into (including via any acquisition) any new line of business which is material to Parent and its Subsidiaries, taken as a whole, (ii) make any material change to its or its Subsidiaries’ businesses, except as required by applicable legal requirements, (iii) enter into, terminate or fail to renew any material lease, contract, license or agreement, or make any change to any existing material leases, contracts, licenses or agreements other than in the ordinary course of business or consistent with past practice or (iv) make any capital expenditures, other than capital expenditures which, in the aggregate, do not exceed the aggregate amount for capital expenditures specified in Section 4.1(a) of the Parent Disclosure Schedule.

(b) Dividends; Changes in Stock. Except as set forth in Section 4.1(b) of the Parent Disclosure Schedule, Parent shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of Parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c) Issuance of Securities. Except as set forth in Section 4.1(c) of the Parent Disclosure Schedule, and except for issuances of Parent Common Stock, restricted stock or rights or options to acquire Parent Common Stock in the ordinary course of business consistent with past practice up to an aggregate amount set forth in Section 4.1(c) of the Parent Disclosure Schedule, Parent shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Parent Common Stock required to be issued upon the exercise of Parent Options outstanding on the date hereof in accordance with the terms of the applicable Parent Options, and (ii) issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of Parent.

(d) Governing Documents, Etc. Except for the Parent Charter Amendment, Parent shall not amend or propose to amend its Certificate of Incorporation or By-laws or, except as permitted pursuant to Section 4.1(e) or (f), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly owned Subsidiary of Parent.

(e) No Acquisitions. Parent shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, rights or properties; provided, however, that the foregoing shall not prohibit (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any delay in the receipt of any Requisite Regulatory Approval (as defined in Section 6.1(b)) or (ii) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement.

(f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval, (ii) dispositions disclosed in Section 4.1(f) of the Parent Disclosure Schedule, and (iii) other dispositions of assets (including Subsidiaries) if the fair market value of the total consideration received therefrom does not exceed in the aggregate the amount set forth in Section 4.1(f) of the Parent Disclosure Schedule, Parent shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets, rights or properties (including capital stock of its Subsidiaries and indebtedness of others held by Parent and its Subsidiaries) which are material, individually or in the aggregate, to Parent.

(g) Indebtedness. Parent shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any long term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long term indebtedness or issue or sell any long term debt securities or warrants or rights to acquire any long term debt securities of Parent or any of its Subsidiaries or guarantee any long term debt securities of others, other than (i) in replacement of existing or maturing debt, (ii) indebtedness of any Subsidiary of Parent to Parent or to another Subsidiary of Parent, or (iii) indebtedness that does not exceed in the aggregate the amount set forth in Section 4.1(g) of the Parent Disclosure Schedule.

(h) Other Actions. Parent shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent or Company following the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by applicable law) which would materially adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals without taking any action of the type referred to in Section 5.3(b)(i).

(i) Accounting Methods; Tax Matters. Except as disclosed in any Parent SEC Document filed prior to the date of this Agreement, Parent shall not change its methods of accounting in effect at February 12, 2007, except as required by generally accepted accounting principles as concurred in by Parent’s independent auditors. Parent shall not (i) change its annual tax accounting period and (ii) make any tax election that, individually or in the aggregate, would reasonably be likely to have a material adverse effect on Parent or Company after the Effective Time.

(j) Tax Free Qualification. Parent shall not, and shall not permit any of its Subsidiaries to, intentionally take or cause to be taken any action, whether before or after the Effective Time, which would reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k) Compensation and Benefit Plans. During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and its Subsidiaries that, except as set forth in Section 4.1(k) of the Parent Disclosure Schedule, it will not: (i) other than in the ordinary course of business consistent with past practice, enter into, adopt, amend (except for such amendments as may be required by law) or terminate any Parent Benefit Plan, (ii) except as required by any Parent Benefit Plan as in effect as of the date hereof and except for normal payments, awards and increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer, employee, independent contractor or consultant or pay any benefit not required by any Parent Benefit Plan as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms of an Parent Benefit Plan) providing for the payment to any director, officer, employee, independent contractor or consultant of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement, or (iv) provide, with respect to the grant of any stock option, restricted stock, restricted stock unit or other equity-related award on or after the date hereof to the extent permitted by Section 4.1(c), that the vesting of any such stock option, restricted stock, restricted stock unit or other equity-related award shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement.

(l) No Liquidation. Parent shall not, and shall not permit any of its Significant Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(m) Litigation. Parent shall not, and shall not permit any of its Subsidiaries to, settle or compromise any litigation other than settlements or compromises of litigation where the amount paid (less the amount reserved for such matters by Parent) in settlement or compromise, in each case, does not exceed an amount set forth in Section 4.1(m) of the Parent Disclosure Schedule.

(n) No Restrictions on Business. Parent shall not, and shall not permit any of its Subsidiaries to, enter into or otherwise become party to any contract, arrangement, commitment or understanding that will restrict or limit, in any material respect, the ability of Parent or any of its Subsidiaries or affiliates from conducting, from and after the Closing, any of their businesses in any geographical area, other than any contract, arrangement, commitment or understanding terminable in full (including the restrictions and limitations on conduct of business) on notice of not more than 45 days by Parent or a Subsidiary thereof without the incurrence of any liability (including an incurrence of an obligation to make any payment of any amount in respect of such termination).

(o) Other Agreements. Parent shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

4.2 Covenants of Company.

During the period from the date of this Agreement and continuing until the Effective Time, Company agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed:

(a) Ordinary Course. Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Company shall not, nor shall it permit any of its Subsidiaries to, (i) except as disclosed in Section 4.2(a) of the Company Disclosure Schedule, enter into (including via any acquisition) any new line of business which is material to Company and its Subsidiaries, taken as a whole, (ii) make any material change to its or its Subsidiaries’ businesses, except as required by applicable legal requirements, (iii) except as set forth in Section 4.2(p) of the Company Disclosure Schedule, enter into, terminate or fail to renew any material lease, contract, license or agreement, or make any change to any existing material leases, contracts, licenses or agreements other than in the ordinary course of business or consistent with past practice or (iv) make any capital expenditures, other than capital expenditures which, in the aggregate, do not exceed the aggregate amount for capital expenditures specified in Section 4.2(a) of the Company Disclosure Schedule.

(b) Dividends; Changes in Stock. Except as set forth in Section 4.2(b) of the Company Disclosure Schedule, Company shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c) Issuance of Securities. Except as set forth in Section 4.2(c) and Section 4.2(p) of the Company Disclosure Schedule, and except for issuances of Company Common Stock, restricted stock or rights or options to acquire Company Common Stock in the ordinary course of business consistent with past practice up to an aggregate amount set forth in Section 4.2(c) of the Company Disclosure Schedule, Company shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Common Stock required to be issued upon the exercise or settlement of Company Stock Awards outstanding on the date hereof in accordance with the terms of the applicable Company Stock Award, and (ii) issuances by a wholly owned Subsidiary of its capital stock to its Company or to another wholly owned Subsidiary of Company.

(d) Governing Documents. Except as contemplated in Section 5.10, Company shall not amend or propose to amend its Certificate of Incorporation or By-laws or, except as permitted pursuant to Section 4.2(e) or 4.2(f), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly-owned Subsidiary of Company.

(e) No Acquisitions. Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, rights or properties; provided, however, that the foregoing shall not prohibit (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval or (ii) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement.

(f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval, (ii) dispositions disclosed in Section 4.2(f) of the Company Disclosure Schedule, and (iii) other dispositions of assets (including Subsidiaries) if the fair market value of the total consideration received therefrom does not exceed in the aggregate the amount set forth in Section 4.2(f) of the Company Disclosure Schedule, Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets, rights or properties (including capital stock of its Subsidiaries and indebtedness of others held by Company and its Subsidiaries) which are material, individually or in the aggregate, to Company.

(g) Indebtedness. Company shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any long term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long term indebtedness or issue or sell any long term debt securities or warrants or rights to acquire any long term debt securities of Company or any of its Subsidiaries or guarantee any long term debt securities of others, other than (i) in replacement of existing or maturing debt, (ii) indebtedness of any Subsidiary of Company to Company or to another Subsidiary of Company, or (iii) indebtedness that does not exceed in the aggregate the amount set forth in Section 4.2(g) of the Company Disclosure Schedule.

(h) Other Actions. Company shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Company following the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by applicable law) which would materially adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals without taking any action of the type referred to in Section 5.3(b)(i).

(i) Accounting Methods; Tax Matters. Company shall not change its methods of accounting in effect at November 30, 2006, except as required by generally accepted accounting principles as concurred in by Company’s independent auditors. Company shall not (i) change its annual tax accounting period and (ii) make any tax election that, individually or in the aggregate, would reasonably be likely to have a material adverse effect on Company after the Effective Time.

(j) Tax Free Qualification. Company shall not, and shall not permit any of its Subsidiaries to, intentionally take or cause to be taken any action, whether before or after the Effective Time, which would reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k) Compensation and Benefit Plans. During the period from the date of this Agreement and continuing until the Effective Time, Company agrees as to itself and its Subsidiaries that, except as set forth in Section 4.2(k) of the Company Disclosure Schedule, it will not: (i) other than in the ordinary course of business consistent with past practice, enter into, adopt, amend (except for such amendments as may be required by law) or terminate any Company Benefit Plan, (ii) except as required by any Company Benefit Plan as in effect as of the date hereof and except for normal payments, awards and increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer, employee, independent contractor or consultant or pay any benefit not required by any Company Benefit Plan as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms of a Company Benefit Plan) providing for the payment to any director, officer, employee, independent contractor or consultant of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement, or (iv) provide, with respect to the grant of any stock option, restricted stock, restricted stock unit or other equity-related award on or after the date hereof to the extent permitted by Section 4.2(c), that the vesting of any such stock option, restricted stock, restricted stock unit or other equity-related award shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement.

(l) No Liquidation. Company shall not, and shall not permit any of its Significant Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(m) Litigation. Company shall not, and shall not permit any of its Subsidiaries to, settle or compromise any litigation other than settlements or compromises of litigation where the amount paid (less the amount reserved for such matters by Company) in settlement or compromise, in each case, does not exceed an amount set forth in Section 4.2(m) of the Company Disclosure Schedule.

(n) No Restrictions on Business. Company shall not, and shall not permit any of its Subsidiaries to, enter into or otherwise become party to any contract, arrangement, commitment or understanding that will restrict or limit, in any material respect, the ability of Company or any of its Subsidiaries or affiliates from conducting, from and after the Closing, any of their businesses in any geographical area, other than any contract, arrangement, commitment or understanding terminable in full (including the restrictions and limitations on conduct of business) on notice of not more than 45 days by Company or a Subsidiary thereof without the incurrence of any liability (including an incurrence of an obligation to make any payment of any amount in respect of such termination).

(o) Other Agreements. Company shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.2.

(p) Covenant Concerning Contingent Matters. Company shall seek to resolve the matters described on Section 4.2(p) of the Company Disclosure Schedule (the “Contingent Matters”) to Parent’s reasonable satisfaction in accordance with the requirements and conditions specified on Section 4.2(p) of the Company Disclosure Schedule.

4.3 Advice of Changes; Government Filings.

Each party shall confer on a regular and frequent basis with the other, and promptly advise the other orally and in writing of any change or event of which such party has knowledge having, or which would reasonably be expected to have, a material adverse effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein. Each party shall promptly advise the other orally and in writing of any material deficiencies in the internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) of such party identified by such party or its auditors. Each of Company and Parent shall have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all the information relating to the other party, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that to the extent practicable it will consult with the other party hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

4.4 Control of Other Party’s Business.

Nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Parent or shall give Parent, directly or indirectly, the right to control or direct the operations of Company prior to the Effective Time. Prior to the Effective Time, each of Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Preparation of Proxy Statement; Stockholders Meetings.

(a) (i) As soon as practicable following the date of this Agreement, Parent, Merger Co. and Company shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the proxy statement/prospectus relating to the matters to be submitted to the Company stockholders at the Company Stockholders Meeting (as defined in Section 5.1(b)) and to the Parent stockholders at the Parent Stockholders Meeting (as defined in Section 5.1(c)) (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”). As soon as practicable following the date of this Agreement, Parent shall prepare, together with Company, and file with the SEC a registration statement on Form S-4 (of which the Joint Proxy Statement/Prospectus shall be a part) with respect to the issuance of Parent Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”).

(ii) Each of Parent and Company shall use commercially reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC, to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby, and to mail the Joint Proxy Statement/Prospectus to their respective stockholders as promptly as practicable after the Form S-4 is declared effective. Parent and Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings made with the SEC.

(iii) None of the information supplied or to be supplied by Company or Parent for inclusion or incorporation by reference in the (A) Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the (B) Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty shall be made by either such party with respect to statements made or incorporated by reference therein based on information supplied by the other party for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or Form S-4.

(iv) Company and Parent shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder. Parent shall use its commercially reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Merger and each party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.

(v) Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Company and Parent.

(vi) Except as otherwise set forth in this Agreement, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of Company and Parent, which approval shall not be unreasonably withheld or delayed; provided that Company, in connection with a Change in Company Recommendation, and Parent, in connection with a Change in Parent Recommendation, may amend or supplement the proxy statement for Company, the proxy statement for Parent or the Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment to effect or reflect such change, and in such event, the right of approval set forth in this Section 5.1(a)(vi) shall not apply to such Qualifying Amendment; provided that the right of approval shall continue to apply with respect to such information relating to the other party or its business, financial condition or results of operations, subject to the right of each party to have its Board of Directors’ deliberations and conclusions be accurately described. A “Qualifying Amendment” means an amendment or supplement to the proxy statement for Company, the proxy statement for Parent or the Form S-4 (including by incorporation by reference) which effects or reflects a Change in Company Recommendation or a Change in Parent Recommendation (as the case may be); provided that any such amendment or supplement is limited to (A) a Change in Company Recommendation or a Change in Parent Recommendation (as the case may be), (B) a discussion of the reasons of the Board of Directors of Company or Parent (as the case may be) for making such Change in Company Recommendation or Change in Parent Recommendation (as the case may be) and (C) background information regarding the Company Board of Directors’ or Parent Board of Directors’ (as the case may be) deliberations and conclusions relating to the Change in Company Recommendation or Change in Parent Recommendation (as the case may be) or other factual information reasonably related thereto.

(b) Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, and in any event within 45 days, following the date upon which the Form S-4 becomes effective (the “Company Stockholders Meeting”) for the purpose of obtaining the Required Company Vote with respect to the transactions contemplated by this Agreement and, unless it is permitted to make a Change in Company Recommendation (as defined below) pursuant to Section 5.4(b), shall use all commercially reasonable best efforts to solicit the adoption of this Agreement by its stockholders in accordance with applicable legal requirements. The Board of Directors of Company shall include the Company Recommendation in the Joint Proxy Statement/Prospectus and shall not (x) withdraw or modify in any manner adverse to Parent, the Company Recommendation or (y) publicly propose to, or publicly announce that the Board of Directors of Company has resolved to, take any such action (any of the foregoing, a “Change in Company Recommendation”), except as and to the extent expressly permitted by Section 5.4(b). Notwithstanding any Change in Company Recommendation, unless earlier terminated in accordance with Section 7.1, this Agreement shall be submitted to the stockholders of Company at the Company Stockholders Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve Company of such obligation.

(c) Parent shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, and in any event within 45 days, following the date upon which the Form S-4 becomes effective (the “Parent Stockholders Meeting” and, together with the Company Stockholders Meeting, the “Required Stockholders Meetings”) for the purpose of obtaining the Required Parent Vote with respect to the transactions contemplated by this Agreement and, unless it is permitted to make a Change in Parent Recommendation (as defined below) pursuant to Section 5.4(b), shall use all commercially reasonable best efforts to solicit the approval of its stockholders of the Parent Share Issuance and the Parent Charter Amendment in accordance with applicable legal requirements. The Board of Directors of Parent shall include the Parent Recommendation in the Joint Proxy Statement/Prospectus and shall not (x) withdraw or modify in any manner adverse to Company, the Parent Recommendation or (y) publicly propose to, or publicly announce that the Board of Directors of Parent has resolved to, take any such action (a “Change in Parent Recommendation”), except as and to the extent expressly permitted by Section 5.4(b). Notwithstanding any Change in Parent Recommendation, unless earlier terminated in accordance with Section 7.1, this Agreement shall be submitted to the stockholders of Parent at the Parent Stockholders Meeting for the purpose of approving the matters comprising the Required Parent Vote and nothing contained herein shall be deemed to relieve Parent of such obligation.

(d) Company and Parent shall each use its commercially reasonable best efforts to cause the Company Stockholders Meeting and the Parent Stockholders Meeting to be held on the same date.

5.2 Access to Information; Confidentiality.

(a) Upon reasonable notice, Company and Parent shall each (and shall cause each of their respective Subsidiaries to) afford to the representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, records and officers and, during such period, each of Company and Parent shall (and shall cause each of their respective Subsidiaries to) make available to the other such information concerning its business, properties and personnel as such other party may reasonably request. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply, including adopting additional specific procedures to protect the confidentiality of certain sensitive material and to ensure compliance with applicable antitrust laws, and, if necessary, restricting review of certain sensitive material to the receiving party’s financial advisors or outside legal counsel.

(b) The parties will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter agreement, dated December 13, 2006, between Parent and Company (the “Confidentiality Agreement”), which Confidentiality Agreement will remain in full force and effect.

(c) No such investigation by either Parent or Company shall affect the representations and warranties of the other.

5.3 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws, rules and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, filings and other documents and to obtain as promptly as practicable all Requisite Regulatory Approvals and all other consents, waivers, orders, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees (A) to make, as promptly as practicable, to the extent it has not already done so, an appropriate filing of a Notification and Report Form pursuant to the HSR Act, if applicable, with respect to the transactions contemplated hereby (which filing, if applicable, shall be made in any event within 15 business days of the date hereof) and (B) to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or by such authorities and to use commercially reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of all such consents, waivers, orders, approvals, permits, rulings, authorizations and clearances under any other applicable antitrust laws or from such authorities as soon as practicable.

(b) Notwithstanding the foregoing or any other provision in this Agreement to the contrary, nothing in this Section 5.3 shall require, or be deemed to require, (i) Parent or Company (or any of their respective Subsidiaries) to take any action, agree to take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or its Subsidiaries’) business in any specified manner) if doing so would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Parent or the Surviving Corporation after the Effective Time, or (ii) Parent or Company (or any of their respective Subsidiaries) to take any such action that is not conditioned on the consummation of the Merger. Neither party shall take or agree to take any action identified in clause (i) or (ii) of the preceding sentence without the prior written consent of the other party, which consent, in the case of an action identified in clause (ii), shall not be unreasonably withheld or delayed.

(c) Each of Parent and Company shall, in connection with the efforts referenced in Section 5.3(a), use its commercially reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of the status of any of the matters contemplated hereby, including providing the other party with a copy of any written communication (or summary of oral communications) received by such party from, or given by such party to, the Antitrust Division of the Department of Justice, the Federal Trade Commission or any other Governmental Entity and of any written communication (or summary of oral communications) received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) to the extent practicable, consult with each other in advance of any meeting or conference with any such Governmental Entity or, in connection with any proceeding by a private party, with any such other person, and to the extent permitted by any such Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.3, if (i) any objections are asserted with respect to the transactions contemplated hereby under any law, rule, regulation, order or decree, (ii) any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Governmental Entity or private party challenging the Merger or the other transactions contemplated hereby as violative of any law, rule, regulation, order or decree or which would otherwise prevent, delay or impede the consummation, or otherwise materially reduce the contemplated benefits, of the Merger or the other transactions contemplated hereby, or (iii) any law, rule, regulation, order or decree is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Merger or the other transactions contemplated hereby illegal or would otherwise prevent, delay or impede the consummation, or otherwise materially reduce the contemplated benefits, of the Merger or the other transactions contemplated hereby, then each of Company and Parent shall use its commercially reasonable best efforts to resolve any such objections, actions or proceedings so as to permit the consummation of the transactions contemplated by this Agreement, including, subject to Section 5.3(b), selling, holding separate or otherwise disposing of or conducting its or its Subsidiaries’ business or assets in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct its or its Subsidiaries’ business or assets in a specified manner, which would resolve such objections, actions or proceedings.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.3, but subject to first complying with the obligations of Section 5.3(d), if any of the events specified in Section 5.3(d)(ii) or (iii) occurs, then each of Parent and Company shall cooperate in all respects with each other and use its commercially reasonable best efforts, subject to Section 5.3(b), to contest and resist any such administrative or judicial action or proceeding and to have vacated, lifted, reversed or overturned any judgment, injunction or other decree or order, whether temporary, preliminary or permanent, that is in effect and that prevents, materially delays or materially impedes the consummation, or otherwise materially reduces the contemplated benefits, of the Merger or the other transactions contemplated by this Agreement and to have such law, rule, regulation, order or decree repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement, and each of Parent and Company shall use its commercially reasonable best efforts to defend, at its own cost and expense, any such administrative or judicial actions or proceedings; provided, however, that no party shall be obligated to expend any effort or expense if it receives an opinion of counsel reasonably acceptable to the other party that it is highly unlikely that such effort will be successful.

(f) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.3 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has otherwise complied with its obligations under this Section 5.3 prior to such termination.

(g) Parent shall agree to execute and deliver, at or prior to the Effective Time, supplemental indentures, loan amendments and other instruments required for the due assumption, as determined by the parties hereto, of Company’s outstanding debt, guarantees and other securities to the extent required by the terms of such debt, guarantees and securities and the instruments and agreements relating thereto, and Company shall assist Parent in accomplishing the same.

(h) Each of Company and Parent and their respective Boards of Directors shall, if any “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation becomes applicable to this Agreement, the Merger, or any other transactions contemplated hereby, use its commercially reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such law or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

5.4 Acquisition Proposals.

(a) Each of Parent and Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its commercially reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries (other than any such transaction permitted by Section 4.1(e) or (f) in the case of Parent, and Section 4.2(f) in the case of Company) or any purchase or sale of 25% or more of the consolidated assets (including, without limitation, stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 25% or more of its total voting power (or of the surviving parent entity in such transaction) (any such proposal, offer or transaction (other than a proposal or offer made by the other party to this Agreement) being hereinafter referred to as an “Acquisition Proposal”), (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or otherwise approve, endorse or recommend any Acquisition Proposal, or propose or agree to do any of the foregoing.

(b) Notwithstanding anything in this Agreement to the contrary, either party to this Agreement or its respective Board of Directors shall be permitted to (A) to the extent applicable and being otherwise in compliance with this Section 5.4(b), comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, or make any disclosure that the Board of Directors may determine (after consultation with its outside legal counsel) is required to be made under applicable law, (B) effect a Change in Company Recommendation or a Change in Parent Recommendation (as applicable, a “Change in Recommendation”), and (C) engage in any discussions or negotiations with, or provide any confidential information or data to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person first made after the date of this Agreement, if and only to the extent that,

(i) in any such case referred to in clause (B) or (C) above, (I) with respect to Company, the Required Company Vote has not been obtained or, with respect to Parent, the Required Parent Vote has not been obtained, (II) such party has complied in all material respects with this Section 5.4, and (III) its Board of Directors, after consultation with its outside legal counsel, determines in good faith that failure to take such action would be inconsistent with its fiduciary duties under applicable law;

(ii) in the case of clause (B) above, (I) there has been a development, event or occurrence after the date of this Agreement (an “Occurrence”) as a result of which the Board of Directors, after consultation with its outside legal counsel and financial advisors, determines in good faith that failure to effect a Change in Recommendation would be inconsistent with its fiduciary duties under applicable law, (II) it has notified the other party to this Agreement, at least three (3) business days in advance of a date of its consideration of a resolution to effect a Change in Recommendation, and furnished to the other party to this Agreement any material information possessed by it with respect to such Occurrence (including, if the Occurrence is the receipt of an Acquisition Proposal from a third party, the material terms and conditions of such Acquisition Proposal, the identity of the party making such Acquisition Proposal and a copy of any relevant proposed transaction agreements with the party making such Acquisition Proposal and any other material documents received by it or its representatives in connection therewith), and (III) prior to effecting such a Change in Recommendation, it has (together with its financial and legal advisors) engaged in reasonable, good faith negotiations with the other party to this Agreement, and has considered in good faith, after consulting with its financial and legal advisors, any modifications to the terms and conditions of this Agreement proposed by the other party hereto to determine whether such modifications cause the Board of Directors to conclude that such Occurrence no longer requires a Change in Recommendation; or

(iii) in the case of clause (C) above, its Board of Directors, after consultation with outside legal counsel and financial advisors, concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, and prior to providing any information or data to any person in connection with an Acquisition Proposal by any such person, its Board of Directors receives from such person an executed confidentiality agreement having provisions that are no less favorable to the party providing such information than those contained in the Confidentiality Agreement; provided that the provisions in such confidentiality agreement with respect to treatment of certain sensitive confidential information to ensure compliance with applicable antitrust laws may differ due to the nature of the person or entity making such Acquisition Proposal.

(c) Each of Parent and Company shall notify the other party to this Agreement of any Acquisition Proposal received by, any information related to an Acquisition Proposal requested from, or any discussions with or negotiations by, it or any of its representatives, indicating, in connection with such notice, the identity of such person and the material terms and conditions of any such Acquisition Proposal or request for information (including a copy thereof if in writing and any related available documentation or correspondence), and in any event each of Parent and Company shall provide written notice to the other party of any Acquisition Proposal, request for information or initiation of such discussions or negotiations within 48 hours of such event. Each of Parent and Company agrees that it will promptly keep the other party informed of the status and terms of any such Acquisition Proposal (including whether withdrawn or rejected), the status and nature of all information requested and delivered, and the status and terms of any such discussions or negotiations, and in any event each of Parent and Company shall provide the other party with written notice of any material development thereto within 48 hours thereof. Each of Parent and Company also agrees to provide the other party hereto with copies of any written information that it provides to the third party making the request therefor within 24 hours of the time it provides such information to such third party, unless the other party hereto (i) has already been provided with such information or (ii) is restricted from receiving such information to ensure compliance with applicable antitrust laws; provided that in such case, such party shall inform the other party of the type of information to be provided to the third party making the request.

(d) Each of Parent and Company agrees that (i) it will and will cause its Subsidiaries, and its and their officers, directors, agents, representatives and advisors to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal. Each of Parent and Company agrees that it will use commercially reasonable best efforts to promptly inform its and its Subsidiaries’ respective directors, executive officers and financial and legal advisors of the obligations undertaken in this Section 5.4. Each party shall, if it has not already done so, promptly request, to the extent it has a contractual right to do so, that each person, if any, that has heretofore executed a confidentiality agreement within the six months prior to the date of this Agreement in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information or data heretofore furnished to any person by or on behalf of it or any of its Subsidiaries.

(e) Nothing in this Section 5.4 shall (x) permit either party to terminate this Agreement or (y) affect any other obligation of the parties under this Agreement. Neither party shall submit to the vote of its stockholders any Acquisition Proposal other than the Merger prior to the termination of this Agreement.

(f) For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal which the Board of Directors of Parent or Company, as the case may be, concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account the legal, financial, regulatory, timing and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation): (i) is more favorable to the stockholders of Parent or Company, as the case may be, than the transactions contemplated by this Agreement (after giving effect to any adjustments to the terms and provisions of this Agreement committed to in writing by Parent or Company, as the case may be, in response to such Acquisition Proposal) and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.4(a), except that the reference to “15% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving Parent or Company, as the case may be.

5.5 Stock Exchange Listing.

Parent shall use all commercially reasonable best efforts to cause (i) the shares of Parent Common Stock to be issued in the Merger and (ii) the shares of Parent Common Stock to be reserved for issuance upon the exercise, vesting or payment under any Converted Equity Award, to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Closing Date.

5.6 Employee Benefit Plans.

Parent and Company agree that, except as otherwise provided herein (including as set forth in Section 5.6 of the Company Disclosure Schedule or Section 5.6 of the Parent Disclosure Schedule, as applicable) and unless otherwise mutually agreed in writing, the Parent Benefit Plans and Company Benefit Plans in effect at the date of this Agreement shall remain in effect after the Effective Time with respect to employees covered by such plans at the Effective Time for a period of time to be determined by the Board of Directors of the Surviving Corporation, and the parties shall negotiate in good faith to formulate Benefit Plans for Parent and its Subsidiaries that, following the formulation of such Benefit Plans, shall provide benefits for services on a substantially similar basis, in the aggregate, to employees who were covered by the Parent Benefit Plans and Company Benefit Plans immediately prior to the Effective Time. Within forty-five (45) days after the Effective Time, Parent shall file a registration statement on Form S-8 (or other appropriate form) relating to shares of Parent Common Stock underlying Converted Options (if any) described in Section 2.5 hereof.

5.7 Section 16 Matters.

Assuming that Company delivers to Parent the Section 16 Information (as defined below) reasonably in advance of the Effective Time, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution or resolutions providing that the receipt by the Insiders (as defined below) of Parent Common Stock in exchange for shares of Company Common Stock, and the receipt of Converted Options in exchange for Company Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Company to Parent prior to the Effective Time, is intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. “Section 16 Information” shall mean information accurate in all material respects regarding the Insiders, the number of shares of the capital stock held by each such Insider, and the number and description of options, stock appreciation rights, restricted shares and other stock-based awards held by each such Insider. “Insiders” shall mean those officers and directors of Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

5.8 Fees and Expenses.

Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as otherwise provided in Section 7.2 and except that (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on the parties hereto in connection with the Merger, (b) fees and expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement/Prospectus and the Form S-4 shall be shared equally by Parent and Company, (c) fees and expenses incurred in connection with actions required to be taken under any applicable state securities laws in connection with the transactions contemplated by this Agreement shall be shared equally by Parent and Company and (d) any filing fees in connection with the HSR Act shall be shared equally by Parent and Company and any fees and expenses incurred in connection with any investigation or other inquiry by the Antitrust Division of the Department of Justice or the Federal Trade Commission (other than fees and expenses of each party’s financial advisors, regular counsel and independent public accountants) shall be shared equally by Parent and Company.

5.9 Governance.

(a) On or prior to the Effective Time, Parent’s Board of Directors shall take such actions as are necessary to cause the number of directors that will comprise the Board of Directors of Parent at the Effective Time to be seven (7) persons. Immediately following the Effective Time, the Board of Directors of Parent shall consist of: (i) three (3) members selected by Company (who shall initially be Robert Machinist, Lawrence Burstein and Andrew Stollman), two (2) of whom shall qualify as an independent director pursuant to the rules of the Nasdaq Global Market (an “Independent Director”) at all times that Parent Common Stock is listed on NASDAQ; (ii) three (3) members selected by Parent (who shall initially be Raymond Musci, Robert Ellin and one other individual selected by Parent, two (2) of whom shall qualify as an Independent Director at all times that Parent Common Stock is listed on NASDAQ; and (iii) the Chief Executive Officer of Parent. Prior to the Effective Time, Parent’s Board of Directors shall approve by a vote of at least two-thirds of the directors in office at such time the composition of Parent’s Board of Directors as set forth in this Section 5.9(a), effective immediately following the Effective Time.

(b) Burton Katz shall remain as Chief Executive Officer of Parent on and immediately after the Effective Time. If Burton Katz is or will be unable to serve in his designated position beginning as of the Effective Time, either as notified in writing to the parties by such individual prior to the Effective Time or as a result of such individual’s death or disability, then the individual to replace Burton Katz (the “Successor”), shall be determined by joint agreement of the parties, each of whom shall cooperate in good faith with the other party and use its commercially reasonable best efforts to identify, as promptly as practicable and in any event prior to the Effective Time, the appropriate Successor.

(c) The composition of the remaining management team and executive officers of Parent as of the Effective Time shall be determined by joint agreement of the parties, each of whom shall cooperate in good faith with the other party and use its commercially reasonable best efforts to identify, as promptly as practicable and in any event prior to the Effective Time, the appropriate individuals to serve as management personnel and executive officers of Parent. If the parties have been unable to identify and reach agreement with each other regarding the composition of the remaining management team and executive officers of Parent within 30 days after the Effective Time, the composition of the remaining management team and executive officers of Parent will be determined by Parent’s Chief Executive Officer.

(d) [RESERVED]

(e) On or prior to the Effective Time, the Parent Board of Directors shall take such actions as are necessary to establish three standing committees: a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee. Members of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee shall qualify as Independent Directors. The composition of the members of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee, including the respective chairman of each such committee, shall be designated in substantially equal numbers by directors designated by Parent and directors designated by Company.

(f) The parties presently expect that after the Effective Time the headquarters and principal executive offices of Surviving Corporation will be located in the Greater New York City Metropolitan Area and that the employees of Parent will not be required to relocate as a result of the location of the headquarters and principal executive offices of the Surviving Corporation.

5.10 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of Company or any of its Subsidiaries (the “Company Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Company or any Subsidiary of Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Company pursuant to Company’s Certificate of Incorporation, By-laws and indemnification agreements, if any, in existence on the date hereof with such directors, officers and employees of Company and its Subsidiaries.

(b) For a period of six years after the Effective Time, the Surviving Corporation shall purchase a “tail” prepaid policy on the current policies of directors’ and officers’ liability insurance maintained by Company with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation (and/or Parent, if applicable) shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the premiums paid as of the date hereof by Company for such insurance (“Company’s Current Premium”), and if such premiums for such insurance would at any time exceed 150% of Company’s Current Premium, then the Surviving Corporation (and/or Parent, if applicable) shall be obligated to obtain a “tail” policy which, in the Surviving Corporation’s (and/or Parent’s, if applicable) good faith determination, provide the maximum coverage available at an annual premium equal to 150% of Company’s Current Premium (or a single lump sum payment that is equal to the present value of six such annual payments).

(c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.10.

(d) The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

5.11 Public Announcements.

Parent, Merger Co. and Company shall use commercially reasonable best efforts (i) to develop a joint communications plan, (ii) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of NASDAQ in which it is impracticable to consult with each other as contemplated by this clause (iii), to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 5.1 or as otherwise permitted under Section 4.3, no party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the prior review by such other party.

5.12 Affiliate Agreements.

Prior to the Effective Time, the Company shall cause to be prepared and delivered to Parent a list (reasonably satisfactory to counsel for Parent) identifying each Person who, at the time of the Company Stockholders Meeting, may be deemed to be an “affiliate” of the Company, as such term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the “Company Rule 145 Affiliates”). The Company shall use its reasonable efforts to cause each Person who is identified as a Company Rule 145 Affiliate in such list to deliver to Parent on or prior to the Effective Time a written agreement, in form previously approved by the parties hereto (“Affiliate Agreement”), that such Company Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of, or in any other way reduce such Company Rule 145 Affiliate’s risk relative to, any shares of Company Common Stock or any shares of Parent Common Stock issued to such Company Rule 145 Affiliate in connection with the Merger, except pursuant to an effective registration statement or in compliance with such Rule 145 or another exemption from the registration requirements of the Securities Act.

5.13 Additional Agreements.

In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation To Effect the Merger.

The respective obligation of each of the parties to effect the Merger shall be subject to the satisfaction prior to the Closing of the following conditions:

(a) Stockholder Approval. Company shall have obtained the Required Company Vote, and Parent shall have obtained the Required Parent Vote.

(b) Requisite Regulatory Approvals. The authorizations, consents, orders or approvals of, or declarations or filings with, and the expirations of waiting periods required from, any Governmental Entity set forth in Section 6.1(b) of each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), and all such Requisite Regulatory Approvals shall be in full force and effect.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any law, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity of competent jurisdiction that makes the consummation of the Merger illegal.

(e) Burdensome Condition. There shall not be (i) any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger or the transactions contemplated by this Agreement by any Governmental Entity of competent jurisdiction, or (ii) any circumstance arising, or transaction, agreement, arrangement or instrument entered into, or which would be necessary to be entered into, in connection with the Merger or the transactions contemplated by this Agreement, which, in either case, imposes any term, condition, obligation or restriction upon Parent, the Surviving Corporation or their respective Subsidiaries which, individually or the aggregate, would reasonably be expected to have a material adverse effect on the present or prospective consolidated financial condition, business or operating results of Parent after the Effective Time.

(f) Dissenters’ Rights. The holders of not more than one percent (1%) of the shares of Company Common Stock shall have perfected dissenters rights in accordance with the DGCL.

(g) NASDAQ Listing. The shares of (i) Parent Common Stock to be issued in the Merger and (ii) Parent Common Stock to be reserved for issuance upon exercise, vesting or payment under any Converted Equity Awards shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(h) Agreements and Documents. Company and Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(i) Affiliate Agreements in a form reasonably acceptable to Parent and Company, executed by each person who could reasonably be deemed to be an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company;

(ii) Termination Agreement with respect to the Employment Agreement of Company’s current CEO (which shall include the terms set forth on Section 6.1(h)(ii) of the Company Disclosure Schedule); and

(iii) Employment Agreement with Company’s current President (which shall include the terms set forth on Section 6.1(h)(iii) of the Company Disclosure Schedule) and Parent’s current Chief Executive Officer.

6.2 Conditions to Obligations of Parent.

The obligation of Parent and Merger Co. to effect the Merger is subject to the satisfaction prior to the Closing of the following conditions unless waived by Parent:

(a) Representations and Warranties.

(i) The representation and warranties of Company set forth in Section 3.2(k)(ii) shall be true and correct and the representations and warranties of the Company set forth in Section 3.2(b) shall be true and correct (except for immaterial exceptions thereto), as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of the specified date).

(ii) Each of the other representations and warranties of Company set forth in this Agreement (read without any materiality or material adverse effect qualifications) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of the specified date), other than such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Company, and Parent shall have received a certificate signed on behalf of Company by an authorized executive officer of Company to such effect (including clauses (i) and (ii)).

(b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Company by an authorized executive officer of Company to such effect.

(c) Tax Opinion. Parent shall have received the opinion of Stubbs, Alderton & Markiles LLP, counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Parent shall be entitled to rely upon customary representations and assumptions provided by Parent, Merger Co. and Company that counsel to Parent reasonably deems relevant.

6.3 Conditions to Obligations of Company.

The obligation of Company to effect the Merger is subject to the satisfaction prior to the Closing of the following conditions unless waived by Company:

(a) Representations and Warranties.

(i) The representation and warranties of Parent set forth in Section 3.1(k)(ii) shall be true and correct and the representations and warranties of the Company set forth in Section 3.1(b) shall be true and correct (except for immaterial exceptions thereto), as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of the specified date).

(ii) Each of the other representations and warranties of Parent set forth in this Agreement (read without any materiality or material adverse effect qualifications) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of the specified date), other than such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Parent, and Company shall have received a certificate signed on behalf of Company by an authorized executive officer of Parent to such effect (including clauses (i) and (ii)).

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Company shall have received a certificate signed on behalf of Parent by an authorized executive officer of Parent to such effect.

(c) Tax Opinion. Company shall have received the opinion of Wolf, Block, Schorr and Solis-Cohen LLP, counsel to the Special Committee of the Board of Directors of the Company, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon customary representations and assumptions provided by Parent, Merger Co. and Company that such counsel reasonably deems relevant.

ARTICLE VII

TERMINATION AND AMENDMENT

7.1 Termination.

This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after any Required Stockholder Vote has been obtained:

(a) by mutual consent of Parent, Merger Co. and Company in a written instrument;

(b) by either Parent or Company, upon written notice to the other party, if a Governmental Entity of competent jurisdiction that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to comply with Section 5.3 or any other provision of this Agreement has been the cause of, or resulted in, such action;

(c) by either Parent or Company, upon written notice to the other party, if the Merger shall not have been consummated on or before January 14, 2008; provided, however, that if the Form S-4 has not been declared effective on or before November 15, 2007, such date shall be extended on a day-for-day basis for each day that the Form S-4 has not been declared effective following November 15, 2007, with such extension not to extend beyond February 28, 2008; provided, further, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(d) by Parent, upon written notice to Company, if:

(i) (A) an Occurrence with respect to Company has occurred, (B) Company has made a Change in Recommendation, and (C) Parent has elected (by written notice to Company made prior to any withdrawal by Company of its Company Change in Recommendation) to terminate this Agreement pursuant to this Section 7.1(d);

(ii) following an Occurrence with respect to Company, Company shall have materially breached its obligations under this Agreement by reason of (A) a failure to call the Company Stockholders Meeting in accordance with Section 5.1(c) or (B) a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 5.1(a); or

(iii) (A) Company shall have effected a Change in Company Recommendation other than in accordance with the terms of this Agreement or (B) Company shall have materially breached its obligations under Section 5.4;

(e) by Company, upon written notice to Parent, if:

(i) (A) an Occurrence with respect to Parent has occurred, (B) Parent has made a Change in Parent Recommendation, and (C) Company has elected (by written notice to Parent made prior to any withdrawal by Parent of its Parent Change in Recommendation) to terminate this Agreement pursuant to this Section 7.1(e);

(ii) following an Occurrence with respect to Parent, Parent shall have materially breached its obligations under this Agreement by reason of (A) a failure to call the Parent Stockholders Meeting in accordance with Section 5.1(b) or (B) a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 5.1(a); or

(iii) (A) Parent shall have effected a Change in Parent Recommendation other than in accordance with the terms of this Agreement or (B) Parent shall have materially breached its obligations under Section 5.4;

(f) by either Parent or Company, upon written notice to the other party, if there shall have been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 6.2(a) or (b) or Section 6.3(a) or (b), as the case may be, and which breach has not been cured within 45 days following written notice thereof to the breaching party or, by its nature, cannot be cured within such time period; or

(g) by either Parent or Company, if the Required Parent Vote or Required Company Vote shall not have been obtained upon a vote taken thereon at the duly convened Parent Stockholders Meeting or Company Stockholders Meeting, as the case may be, or any adjournment or postponement thereof at which the applicable vote was taken.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Parent or Company or their respective officers or directors, except with respect to Section 5.2(b) (Access to Information; Confidentiality), Section 5.9 (Fees and Expenses), this Section 7.2 (Effect of Termination), and Article VIII (General Provisions), which shall survive such termination and except that no party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

(b) Parent shall pay Company, by wire transfer of immediately available funds to such accounts as Company may designate, the sum of Four Million Dollars ($4,000,000) (the “Parent Termination Fee”) if this Agreement is terminated as follows:

(i) if Company shall terminate this Agreement pursuant to Section 7.1(e), then Parent shall pay the Parent Termination Fee within three business days following such termination;

(ii) if (A) either party shall terminate this Agreement pursuant to Section 7.1(g) because the Required Parent Vote shall not have been received and (B) at any time after the date of this Agreement and at or before the date of the Parent Stockholders Meeting there shall have been an Acquisition Proposal with respect to Parent, then Parent shall pay $1,000,000 of the Parent Termination Fee within three business days following such termination; and if (C) within 12 months of the date of such termination of this Agreement, Parent or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Parent shall pay the remaining $3,000,000 of the Parent Termination Fee upon the date of such execution or consummation; or

(iii) if (A) either party shall terminate this Agreement pursuant to Section 7.1(c), and (B) at any time after the date of this Agreement and before such termination there shall have been an Acquisition Proposal with respect to Parent, then Parent shall pay $1,000,000 of the Parent Termination Fee within three business days following such termination; and if (C) within 12 months of the date of such termination of this Agreement, Parent or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Parent shall pay the remaining $3,000,000 of the Parent Termination Fee upon the date of such execution or consummation.

For purposes of clauses (ii) and (iii) of this Section 7.2(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.4(a) except that the reference to “25% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority”. If Parent fails to pay all amounts due to Company on the dates specified, then Parent shall pay all costs and expenses (including reasonable legal fees and expenses) incurred by Company in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Company.

(c) Company shall pay Parent, by wire transfer of immediately available funds, the sum of Four Million Dollars ($4,000,000) (the “Company Termination Fee”) if this Agreement is terminated as follows:

(i) if Parent shall terminate this Agreement pursuant to Section 7.1(d), then Company shall pay the Company Termination Fee within three business days following such termination;

(ii) if (A) either party shall terminate this Agreement pursuant to Section 7.1(g) because the Required Company Vote shall not have been received and (B) at any time after the date of this Agreement and at or before the date of the Company Stockholders Meeting there shall have been an Acquisition Proposal with respect to Company, then Company shall pay $1,000,000 of the Company Termination Fee within three business days following such termination; and if (C) within 12 months of the date of such termination of this Agreement, Company or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Company shall pay the remaining $3,000,000 of the Parent Termination Fee upon the date of such execution or consummation; or

(iii) if (A) either party shall terminate this Agreement pursuant to Section 7.1(c), and (B) at any time after the date of this Agreement and before such termination there shall have been an Acquisition Proposal with respect to Company, then Company shall pay $1,000,000 of the Company Termination Fee within three business days following such termination; and if (C) within 6 months of the date of such termination of this Agreement, Company or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Company shall pay the remaining $3,000,000 of the Company Termination Fee upon the date of such execution or consummation.

For purposes of clauses (ii) and (iii) of this Section 7.2(c), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.4(a) except that the reference to “25% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority”. If Company fails to pay all amounts due to Parent on the dates specified, then Company shall pay all costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Parent.

7.3 Amendment.

This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement by the stockholders of Company or of Parent, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.4 Extension; Waiver.

At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-survival of Representations, Warranties and Agreements.

None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time.

8.2 Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next day courier service, or (c) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)	if to Parent or Merger Co., to

New Motion, Inc.
42 Corporate Park, Suite 250
Irvine, California 92606
Attention: Burton Katz, CEO
Facsimile No.: 949-777-3707

with a copy to

Stubbs Alderton & Markiles, LLP
15260 Ventura Blvd., 20th Floor
Sherman Oaks, California 91403
Attention: Scott Galer, Esq.
Albert P. Asatoorian, Esq.
Facsimile No.: (818) 444-4520

(b)	if to Company, to

Traffix, Inc.
One Blue Hill Plaza
P.O. Box 1665
Pearl River, NY 10965
Attention: Jeffrey Schwartz, CEO
Facsimile No.: (845) 620-0991

with a copy to

Feder, Kaszovitz, Isaacson, Weber Skala, Bass & Rhine LLP
750 Lexington Avenue
New York, New York 10022
Attention: Geoffrey A. Bass, Esq.
Facsimile No.: (212) 888-7776

and a copy to

Wolf, Block, Schorr and Solis-Cohen LLP
250 Park Avenue
New York, New York 10177
Attention: Robert Fischer, Esq.
Facsimile No.: (212) 986-0604

8.3 Interpretation.

When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

The phrase “made available” in this Agreement shall mean that the information referred to has been made available by the party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word “or” shall be inclusive and not exclusive. Any pronoun shall include the corresponding masculine, feminine and neuter forms. The phrases “known” or “knowledge” mean, with respect to either party to this Agreement, the actual knowledge of such party’s executive officers. The term “affiliate” has the meaning given to it in Rule 12b-2 of the Exchange Act, and the term “person” has the meaning given to it in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

8.4 Counterparts.

This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and this Agreement shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

8.5 Entire Agreement; No Third Party Beneficiaries.

This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and (b) except as provided in Section 5.11 (which is intended for the benefit of only the persons specified therein), is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

8.6 Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

8.7 Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.8 Assignment.

Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.9 Submission to Jurisdiction.

Each party hereto irrevocably submits to the jurisdiction of any federal court located in the State of Delaware or any Delaware state court for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto agrees to commence any action, suit or proceeding relating hereto either in any federal court located in the State of Delaware or any Delaware state court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any federal court located in the State of Delaware or any Delaware state court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 8.9 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 8.9 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section. The parties hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

8.10 Enforcement.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in the Section above, this being in addition to any other remedy to which they are entitled at law or in equity.

8.11 WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, New Motion, Inc., Traffix, Inc. and NM Merger Sub, Inc. have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

NEW MOTION, INC.

By:	/s/ Burton Katz
Name:	Burton Katz
Title:	Chief Executive Officer

Traffix, Inc.

By:	/s/ Jeffrey Schwartz
Name:	Jeffrey Schwartz
Title:	Chief Executive Officer

NM MERGER SUB, INC

By:	/s/ Burton Katz
Name:	Burton Katz
Title:	Chief Executive Officer